Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 25, 2016

among

CHEMTURA CORPORATION,

LANXESS DEUTSCHLAND GMBH

and

LANXESS ADDITIVES INC.

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 25, 2016 among Chemtura Corporation, a Delaware corporation (the “Company”), Lanxess Deutschland GmbH, a limited liability company formed under the laws of Germany (“Parent”), and LANXESS Additives Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS, each of (i) the Board of Directors of the Company, (ii) the executive board and supervisory board of each of Parent and Holdco and (iii) the Board of Directors of Merger Subsidiary have approved the execution of this Agreement and the transactions contemplated hereby and, in the case of the Board of Directors of each of the Company and Merger Subsidiary, declared it advisable that the stockholders of the Company and Merger Subsidiary (as applicable) approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a)       As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide offer, proposal or inquiry relating to, through one transaction or a series of related transactions, (i) any acquisition or purchase, directly or indirectly, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, joint venture, partnership, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the

Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Action” shall mean any action, cause of action, order, claim, demand, filed complaint, formal investigation, audit, suit, arbitration, hearing or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and for purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or other ownership interests, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state, local, international, provincial, municipal, regional, foreign or supranational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, protocol, consent agreement with a Governmental Authority, writ, mandatory policy, mandatory guideline, legally enforceable directive, arbitration award, administrative or judicial doctrines, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday, any other day on which commercial banks in New York, New York, London, England or Frankfurt am Main, Germany are authorized or required by Applicable Law to close or any other day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007 is not open for the settlement of payments in Euro.

“CFIUS” means the Committee on Foreign Investment in the United States.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of June 30, 2016 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016.

“Company Balance Sheet Date” means June 30, 2016.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employee” means, at any specified time, an employee of the Company or any of its Subsidiaries at such time.

2

“Company Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan or (iii) other plan or agreement providing for compensation, bonuses, change-in-control, retention, equity or equity-based compensation or other forms of incentive or deferred compensation, disability or sick leave benefits or post-employment or retirement benefits, in each case, (a) that is sponsored, maintained, contributed to or entered into by the Company or any of its ERISA Affiliates for the current or future benefit of any current or former Company Employee, director, or individual independent contractor or consultant of the Company or any of its Subsidiaries or (b) with respect to which the Company or any of its ERISA Affiliates has any actual or contingent liability.

“Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or Liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the Merger excluding, in the case of clause (i) only any effect resulting from (A) changes in GAAP or changes in regulatory accounting requirements (or authoritative interpretations thereof), (B) changes in the financial, credit or securities markets or general economic conditions (C) changes (including changes of Applicable Law or interpretations thereof) or conditions generally affecting the industry in which the Company and its Subsidiaries operate (including changes to commodity prices), (D) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyber-attacks or natural disasters, (E) execution and delivery of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating specifically to Parent, including the impact thereof on the relationships, contractual or otherwise, of the Company and any of its Subsidiaries with employees, customers, suppliers or other third parties and any stockholder litigation related thereto (provided, that this clause (E) shall not apply with respect to any representation or warranty that by its terms is specifically intended to address the consequences of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement), (F) any failure in and of itself by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (including any analyst projections, predictions or forecasts or any other revenue or earnings guidance) (provided that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (G) any action taken (or omitted to be taken) at the request of Parent or Merger Subsidiary or (H) a change in and of itself in the price and/or trading volume of the Company Stock or other publicly traded securities on NYSE or any other market in which such securities are quoted for purchase and sale (provided that the underlying cause of any such change may be considered in determining whether a Company Material Adverse Effect has occurred or would be reasonably expected to occur to the extent not excluded by another exemption herein); provided, that events, changes, effects, developments, occurrences, circumstances and facts referred to in clauses (A), (B), (C) and (D) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such event, change, effect, development, occurrence, circumstance or fact has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Plan” means the Company’s 2010 Long-Term Incentive Plan, as amended.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Company U.S. Plan” means any Company Employee Plan that covers Company Employees located primarily within the United States.

“Competition Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the Specified Competition Laws, and all other requirements of antitrust, competition or similar Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Connecticut Transfer Act” means the Connecticut Property Transfer Law, Conn. Gen. Stat. § 22a-134 et seq.

“Contract” shall mean any written (or legally binding oral) note, bond, mortgage, indenture, loan, guarantee, contract, legally binding agreement, joint venture, Lease, License, permit or other written instrument or obligation.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950 (50 U.S.C. § 4565), and implementing regulations set forth in 31 C.F.R. Part 800.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, demand, order, notice or other written communication, or formal investigation, by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release of or exposure to any Hazardous Materials or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means any Applicable Law pertaining to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety (but solely as it relates to human exposure to Hazardous Materials), including the Toxic Substances Control Act, the Federal Insecticide, Fungicide & Rodenticide Act and the European Union Registration, Evaluation, Authorisation and Restriction of Chemicals and their respective foreign, state and local counterparts, and Applicable Laws pertaining to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (ii) the use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting the environmental and human health-related attributes of, exposure to, or Release or threatened Release of, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.

“Existing China Facilities” means (a) the letter agreement from Bank of America N.A., Shanghai Branch, to Chemtura China Holding Co., Ltd., Chemtura Advanced Materials (Nantong) Co., Ltd., Chemtura Shanghai Co., Ltd. and Chemtura Chemicals Nanjing Company Limited establishing a revolving credit facility in an initial principal amount not to exceed $5 million (or its equivalent, in various currencies) and (b) the secured facility provided by Agricultural Bank of China to Chemtura Advanced Materials (Nantong) Co., Ltd in an initial principal amount of ¥200 million RMB (with supplementary working capital loan in an initial principal amount of ¥50 million RMB).

“Financing” means any issuances of equity or hybrid securities or incurrence of indebtedness for borrowed money by Parent and/or any of its Subsidiaries from time to time after the date hereof and, in each case, for the purpose of financing the transactions contemplated under this Agreement, including the contemplated incurrence of indebtedness under the Credit Agreement.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements with Parent and/or its Affiliates to provide any Financing, including the parties to the definitive documentation relating to any Financing (other than Parent and its Affiliates).

“Financing Sources Related Party” means the Financing Sources together with their respective Affiliates and their and their respective Affiliates’ former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, employees, directors, or officers and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission, body, tribunal, arbitral body or official, including any political subdivision thereof, or any other legislative, executive or judicial governmental or quasi-governmental entity, including the NYSE.

“Hazardous Materials” means any pollutants, chemicals, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints, radon or other substances that due to their hazardous, toxic (or words of similar import) nature are either regulated or can form the basis of any liability under any Applicable Law pertaining to pollution, waste or the environment, or human health and safety as relates to human exposure to the foregoing substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property, industrial property and other proprietary rights in intangibles anywhere throughout the world, including all: (a) trademarks, service marks, trade names, domain names, brand names, product names and slogans, logos, symbols, trade dress, design rights, doing business as names (DBAs), and all other indicia of origin, any and all common law and other non-registered rights thereto, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby, (b) inventions, patents and patent applications, including divisionals, provisionals, continuations, continuations-in-part, renewals, supplementary protection certificates, extensions, reissues and reexaminations thereof, and all patents that may issue on such applications, (c) trade secrets and any other confidential information, including with respect to inventions, research and development, know-how, drawings, prototypes, models, formulae, materials, manufacturing, engineering, production and other processes and techniques, schematics and other designs, proprietary business methods, customer lists and supplier lists and (d) copyrights and copyrightable subject matter, including software and databases, mask works and rights therein, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Intervening Event” shall mean an event, development or change in circumstances material to the Company and its Subsidiaries, taken as a whole, first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval and that relates to the Company (but does not relate to any Acquisition Proposal or Superior Proposal), which event, development or change in circumstance, was neither known nor reasonably foreseeable by the Company’s Board of Directors prior to the date of this Agreement; provided, that in no event shall any change in, or event or condition generally affecting, the industry in which the Company operates as a whole that has not had or would not reasonably be expected to have a disproportionate effect on the Company and/or its Subsidiaries constitute an Intervening Event.

“Involuntary Termination” with respect to a holder of a Company Equity Award means termination of such holder’s employment by the Company, Parent or any of their respective Subsidiaries without “Cause” (as defined under the Company Stock Plan) or by such holder for “Good Reason” (as defined in the Company Stock Plan).

“ITAR” means the U.S. International Traffic in Arms Regulations set forth in 22 C.F.R. Parts 120 and 130.

“Key Employee” means a Company Employee who is (i) an executive officer of the Company or (ii) a participant in the Company’s Executive and Key Employee Severance Plan.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the members of the management board of Parent, in each case after reasonable inquiry.

“Liability” shall mean any debt, loss, cost, guarantee, commitment, damage, adverse claim, fine, penalty, liability, Taxes or obligation of any kind, whether direct or indirect, known or unknown, determined or determinable, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due, whenever and however arising (including whether arising in contract, tort, strict liability or otherwise) and whether or not the same would be required by GAAP and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, title defect, option to purchase, encumbrance or other similar adverse claim of any kind in respect of such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“NJ ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq.

“NYSE” means the New York Stock Exchange.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the Merger.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean, with respect to the Company and its Subsidiaries, (a) Liens disclosed on the Company Balance Sheet as of the Company Balance Sheet Date, (b) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar Liens incurred in the ordinary course of business (x) for amounts not yet overdue or (y) for amounts that are overdue and that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, (e) easements, covenants, rights-of-way and other similar real property Liens of public record, (f) Liens encumbering the real property of any third party owner, landlord or developer over which the Company or any of its Subsidiaries have easement rights or tenant’s or other occupancy rights and subordination or similar agreements relating thereto, so long as the matters contemplated by this clause (f) do not materially interfere with the conduct of the business by the Company or its Subsidiaries as currently conducted on any such real property, (g) the terms and conditions of any lease or easement agreement which the Company or any of its Subsidiaries are party to, including any statutory landlord’s lien, (h) in respect of Intellectual Property, non-exclusive licenses of Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business, (i) any Lien specifically consented to in writing by Parent, (j) Liens that will be released or extinguished at the Effective Time or (k) Liens disclosed on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, general or limited partnership, limited liability company, joint venture, association, organization, estate, trust or other entity or organization, including a Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into, through or out of the air, soil, surface water, groundwater or any property.

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Territory, or (c) any Person owned 50% or more by any Person or Persons described in the foregoing clause (a).

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including those administered by the U.S. government through the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Transaction-Triggered Environmental Requirements” means any requirement arising under Environmental Law as a result of the execution of this Agreement to (a) perform any environmental site assessment or investigation for the presence or Release of Hazardous Materials, (b) remove or remediate any presence or Release of Hazardous Materials; or (c) submit any filing or give notice to, or receive approval from, any Governmental Authority or to record or deliver to any Person any disclosure document or statement pertaining to the presence or Release of Hazardous Materials, including, for the avoidance of doubt, any requirements under the Connecticut Transfer Act or NJ ISRA.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	1.01(a)
1934 Act	1.01(a)
Acceptable Confidentiality Agreement	6.04(f)(i)
Acquisition Proposal	1.01(a)
Action	1.01(a)
Adverse Recommendation Change	6.04(a)
Affiliate	1.01(a)
Agreement	Preamble
Alternative Financing	7.06(c)
Anti-Bribery Acts	4.12(a)
Applicable Law	1.01(a)
Audited Financial Statements	6.05(a)(i)(1)
Business Day	1.01(a)
C.F.R.	4.12(g)
Cash Award	2.05(d)
Certificates	2.03(a)
CFIUS	1.01(a)
CFIUS Filing	8.01(e)
Clean Team	8.01(b)
Closing	2.01(b)
Closing Date	2.01(b)
Code	1.01(a)
Collective Bargaining Agreement	4.18(c)
Company	Preamble
Company 10-K	1.01(a)

Company 401(k) Plan	7.05(g)
Company Balance Sheet	1.01(a)
Company Balance Sheet Date	1.01(a)
Company Board Recommendation	4.02(b)
Company Disclosure Schedule	1.01(a)
Company Employee	1.01(a)
Company Employee Plan	1.01(a)
Company Equity Awards	2.05(e)
Company IP	4.15(b)(ii)
Company Material Adverse Effect	1.01(a)
Company Performance Share	2.05(c)
Company RSU	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock	1.01(a)
Company Stock Option	2.05(a)
Company Stock Plan	1.01(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company U.S. Plan	1.01(a)
Competition Laws	1.01(a)
Confidentiality Agreement	6.03
Connecticut Transfer Act	1.01(a)
Continuing Employee	7.05(a)
Contract	1.01(a)
Credit Agreement	5.07(a)
D&O Insurance	7.04(d)
DDTC	8.01(f)
Debt Tender Offer	6.05(d)
Debt Tender Offers	6.05(d)
Delaware Law	1.01(a)
DPA	1.01(a)
DTC	2.03(f)
EAA	4.12(g)
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Environmental Claim	1.01(a)
Environmental Laws	1.01(a)
ERISA	1.01(a)
ERISA Affiliate	1.01(a)
ESPP	7.05(e)
Exchange Agent	2.03(a)
Existing China Facilities	1.01(a)

Existing Indenture	6.05(b)
Existing Notes	6.01(h)
Existing Revolving Credit Facility	6.05(a)(ix)(1)
Existing Term Credit Facility	6.05(a)(ix)(1)
FCA	4.12(a)
FCPA	4.12(a)
Financing	1.01(a)
Financing Document	6.05(a)(vi)
Financing Sources	1.01(a)
Financing Sources Related Party	1.01(a)
GAAP	1.01(a)
Governmental Authority	1.01(a)
Guarantors	6.05(b)
Hazardous Materials	1.01(a)
Holdco	5.07(a)
HP Note	6.05(a)(ix)(3)
HSR Act	1.01(a)
IFRS	6.05(a)(i)(3)
Indemnified Person	7.04(a)
Insurance Policies	4.24
Intellectual Property	1.01(a)
Internal Controls	4.07(e)
Intervening Event	1.01(a)
Involuntary Termination	1.01(a)
IP Contracts	4.20(f)
ITAR	1.01(a)
ITAR Filing	8.01(f)
Key Employee	1.01(a)
knowledge	1.01(a)
Lease	4.14(c)
Leases	4.14(c)
Lenders	5.07(a)
Liability	1.01(a)
Licenses	4.12(c)
Lien	1.01(a)
Material Contract	4.20(l)
Maximum Amount	7.04(d)
Merger	2.01(a)
Merger Consideration	2.02 (a)
Merger Subsidiary	Preamble
NJ ISRA	1.01(a)
NYSE	1.01(a)
OFAC	1.01(a)
Owned Real Property	4.14(b)
Parent	Preamble
Parent Material Adverse Effect	1.01(a)

Parent Plans	7.05(c)
PBGC	1.01(a)
Permitted Liens	1.01(a)
Person	1.01(a)
Preferred Shares	4.05(a)
Proceeding	7.04(a)
PROCESS AGENT	11.08(b)
Products	4.12(c)
Proxy Statement	4.09
PS Consideration	2.05(c)
Redemption	6.05(b)
Registered Company IP	4.15(a)
Release	1.01(a)
Representatives	6.04(a)
Revolver Amendment	6.05(e)
RSU Consideration	2.05(b)
Sanctioned Person	1.01(a)
Sanctioned Territory	1.01(a)
Sanctions	1.01(a)
Sarbanes-Oxley Act	1.01(a)
Satisfaction and Discharge	6.05(c)
Savings Plan	7.05(g)
SEC	1.01(a)
Specified Competition Laws	8.01(b)
Subsidiary	1.01(a)
Superior Proposal	6.04(f)(ii)
Surviving Corporation	2.01(a)
Takeover Laws	4.23
Tax	4.16(o)
Tax Return	4.16(o)
Tax Sharing Agreements	4.16(o)
Taxing Authority	4.16(o)
Termination Fee	11.04(b)(i)
Third Party	1.01(a)
Transaction-Triggered Environmental
Requirements	1.01(a)
Treasury Regulations	1.01(a)
Trustee	6.05(b)
U.S.C.	4.12(g)
Unaudited Financial Statements	6.05(a)(i)(2)
Uncertificated Shares	2.03(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles,

Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Whenever the words “United States of America,” “U.S.” or “U.S.A.” are used in this Agreement, they shall be deemed to refer to the United States of America, its territories and possessions. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity), which the party has not breached or violated, or with respect to which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04 or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $33.50 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(d) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) if any or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Such funds may be invested by the Exchange Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable hereunder and following any losses Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of the Company in the amount of any such losses and (ii) such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Promptly after the Effective Time (but not later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange, as applicable.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time,

Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Prior to the Effective Time, Parent and the Company shall cooperate in good faith to establish customary procedures with the Exchange Agent with respect to the prompt transmission to the Depository Trust Company (“DTC”) or its nominee of immediately available funds of an aggregate amount of Merger Consideration with respect to the number of shares of Company Stock held of record by DTC or such nominee immediately prior to the Effective Time.

Section 2.04 Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or as required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05 Company Stock Awards.

(a) At or immediately prior to the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) that is then-outstanding under the Company Stock Plan, whether or not vested or exercisable, shall, automatically and without any action on behalf of the holder thereof, be canceled, and the Company shall pay each holder of such Company Stock Option for each such Company Stock Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock underlying such Company Stock Option (assuming full vesting of the Company Stock Option) had such holder exercised the Company Stock Option in full immediately prior to the Effective Time.

(b) At or immediately prior to the Effective Time, each restricted stock unit award relating to shares of Company Stock (other than a Company Performance Share), whether settled in cash or in stock (each, a “Company RSU”), that is then-outstanding under the Company Stock Plan and unvested, automatically and without any action on behalf of the holder or beneficiary thereof, shall be converted to a deferred cash award in an amount equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company RSU (the “RSU Consideration”). The RSU Consideration shall continue to be subject to the same terms and conditions of the Company RSU award as in effect immediately prior to the Effective Time and shall be paid solely in cash in accordance with the vesting and payment schedule applicable to the Company RSU immediately prior to the Effective Time; provided, however, the RSU Consideration shall vest and become payable upon the Company RSU holder’s Involuntary Termination. For the avoidance of doubt, a Director Stock Deferral (as defined in the Chemtura Corporation Amended and Restated Non-Employee Directors Plan) is a Company RSU for all purposes under this Agreement.

(c) At or immediately prior to the Effective Time, each Company RSU that is then-outstanding under the Company Stock Plan and vested (but for which the underlying shares of Company Stock have not yet been delivered), automatically and without any action on behalf of the holder or beneficiary thereof, shall be canceled, and the Company shall pay the holder of any such Company RSU an amount in cash equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company RSU.

(d) At or immediately prior to the Effective Time, each performance share award relating to shares of Company Stock, whether settled in cash or in stock (each, a “Company Performance Share”), that is then-outstanding under the Company Stock Plan, and for which the applicable performance period has not ended, automatically and without any action on behalf of the holder or beneficiary thereof, shall be converted to a deferred cash award in an amount equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company Performance Share, which number shall be determined based on the target performance level (the “PS Consideration”). The PS Consideration shall continue to be subject to the same terms and conditions of the Company Performance Share award as in effect immediately prior to the Effective Time and shall be paid solely in cash in accordance with the vesting and payment schedule applicable to the Company Performance Share immediately prior to the Effective Time; provided, the PS Consideration shall vest and become payable upon the Company Performance Share holder’s Involuntary Termination.

(e) At or immediately prior to the Effective Time, each Company Performance Share that is then-outstanding under the Company Stock Plan and for which the applicable performance period has ended (but for which the underlying shares of Company Stock have not yet been delivered), automatically and without any action on behalf of the holder or beneficiary thereof, shall be canceled, and the Company shall pay the holder of any such Company Performance Share an amount in cash equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company Performance Share, which number shall be determined based on actual performance as of the end of the applicable performance period.

At the Effective Time, each long-term cash award set forth on Section 2.05(d) of the Company Disclosure Schedule (each, a “Cash Award”) that is then-outstanding and unvested, shall continue as in effect immediately prior to the Effective Time; provided, the Cash Award shall vest and become payable upon the Cash Award holder’s Involuntary Termination. At or immediately prior to the Effective Time, each Cash Award that is then-outstanding and vested (but for which the cash has not yet been paid) shall be canceled, and the Company shall pay the holder of any such Cash Award an amount in cash equal to the face amount of such Cash Award.

(f) Prior to the Effective Time, the Company shall take all actions necessary to make any amendments to the terms of (and use reasonable best efforts to obtain any necessary consents under) any outstanding Company Stock Option, Company RSU, Company Performance Share or Cash Award (collectively, the “Company Equity Awards”) to give effect to the transactions contemplated by this Section 2.05 and to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Company Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards. All payments under this Section 2.05 shall be made at or as soon as practicable following the contemplated payment date (and in all events not later than 60 days after the contemplated payment date), pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding; provided that any payments that constitute nonqualified deferred compensation subject to Section 409A of the Code and that cannot be paid on the contemplated payment date without triggering a Tax or penalty under Section 409A of the Code shall be made on the earliest date thereafter that will not trigger such Tax or penalty.

Section 2.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options or the settlement of Company RSUs or Company Performance Shares, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. Nothing in this Section 2.06 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.07 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Company, the Company’s Subsidiaries, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, the Company, the Company’s Subsidiaries, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Company, the Company’s Subsidiaries, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (A) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (B) as otherwise required by Section 7.04(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.04(b).

Section 3.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.04(b).

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as (x) disclosed in any Company SEC Document filed between January 1, 2014 (provided, that with respect to Sections 4.12 and 4.19 items disclosed in documents that would be SEC Documents but for the fact that they were filed before January 1, 2014 but after January 1, 2013) and the date of this Agreement or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.04, to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”), and directed that this

Agreement be submitted to the holders of Company Stock for their approval and adoption.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of any other applicable Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of NYSE, (iv) compliance with any applicable requirements of ITAR, including sections 122.4 and 129.8, (v) compliance with the applicable requirements of the DPA in connection with the satisfaction of the condition set forth in Section 9.01(d), and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws or similar governing documents of any of the Company’s Subsidiaries, (iii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iv) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, result in any violation or breach of any provision of, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled or give rise to any right of repayment or offer to be repaid (whether dependent on a change in rating or otherwise) under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or (v) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (v), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Stock and (ii) 250,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”). As of September 21, 2016, there were outstanding: (i) 62,974,764 shares of Company Stock, (ii) no Preferred Shares, (iii) Company Stock Options to purchase an aggregate of 868,861 shares of Company Stock,

(iv) Company RSUs relating to an aggregate of 531,718 shares of Company Stock and (v) Company Performance Shares relating to an aggregate of 528,649 and 1,057,298 shares of Company Stock (assuming target and maximum achievement of the applicable performance goals, respectively). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Option, Company RSU or Company Performance Share will be duly authorized, validly issued, fully paid, non-assessable and issued free of preemptive or similar rights.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.05(a) and for changes since September 21, 2016, resulting from the exercise or settlement of Company Stock Options, Company RSUs or Company Performance Shares outstanding on such date, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options, subscriptions, conversion rights or other rights to acquire from the Company, or other agreements, arrangements, undertakings, commitments, rights or obligations of any kind of the Company to issue or sell, any capital stock, other voting securities of or other ownership interests in, securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting of, restricting the transfer of, or providing for the registration rights with respect to any Company Securities.

(c) None of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as and those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in an exhibit to the Company 10-K or set forth on Section 4.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien, except for such transfer restrictions of general applicability as provided under the 1933 Act and Permitted Liens. As of September 21, 2016, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions, conversion rights or other rights to acquire from the Company or any of its Subsidiaries, or other agreements, arrangements, undertakings, commitments, rights or obligations of any kind of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except for the ownership of (i) all capital stock, equity interests or other ownership interests in the Subsidiaries of the Company identified in an exhibit to the Company 10-K and (ii) the capital stock, equity interests or other ownership interests in the Persons identified in Section 4.06(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any material capital stock, equity interest or other direct or indirect ownership interest in any other Person. Except as would be required by Applicable Law, neither the Company nor any of its Subsidiaries is obligated to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), any Subsidiary of the Company or any of the Persons identified in Section 4.06(c) of the Company Disclosure Schedule.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2014,

(collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are, and have been since January 1, 2014, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 1, 2014, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(g) As of the date hereof, none of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) under the 1934 Act. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC or the staff of the SEC with respect to any of the Company SEC Documents.

(h) Since January 1, 2014, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any director, officer, or, to the knowledge of the Company or any of its Subsidiaries, any auditor of the Company has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present (or, in the case of Company SEC Documents filed on or after the date hereof, will fairly present) in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.09 Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, representatives or advisors for use or incorporation by reference therein.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects, (ii) the Company and its Subsidiaries have not taken any actions, or agreed to take any actions that would have been prohibited by clauses (a), (b), (d), (e), (f), (g), (h), (k), (l), (m), (n), (o), (p), (r) or (s) of Section 6.01 if such actions were taken during the period from the date of this Agreement through the Effective Time without Parent’s consent and (iii) there has not been any event, change, effect, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any kind, other than: (i)

Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) Liabilities incurred in the ordinary course of business since the Company Balance Sheet Date; or (iii) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws and Court Orders.

(a) Since January 1, 2013, the Company and each of its Subsidiaries have been in compliance with any Applicable Law (including the False Claims Act of 1863 (“FCA”) and, as applicable, the Foreign Corrupt Practices Act of 1977 (“FCPA”), and any other anti-bribery or anti-corruption legislation enacted by a Governmental Authority (collectively, “Anti-Bribery Acts”)), except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries are not, and since January 1, 2013 have not been, in each case, to the knowledge of the Company, under investigation with respect to and have not been, to the knowledge of the Company, threatened to be charged with, charged with, convicted of or otherwise given notice of any violation of, any Applicable Law, except in the case of each of the foregoing, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not investigating, as of the date hereof, any whistleblower allegations or other concerns regarding the Company’s or any of its Subsidiaries’ compliance with the FCPA, FCA, other applicable Anti-Bribery Acts or other Applicable Law, other than any such allegations or concerns that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, grants, certifications, approvals, registrations, consents, authorizations, franchises, easements, variances, exemptions and orders issued or granted by a Governmental Authority (“Licenses”) necessary to conduct its business as presently conducted, including for the development, manufacturing, testing, storage, distribution, marketing, sale, import or export of any products currently in the commercial portfolio of the Company (“Products”), except those the absence of which or the non-compliance with which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Licenses are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such License, and none of the Company or its Subsidiaries has received any written notice from any Governmental Authority threatening to suspend, revoke, withdraw or modify any such License, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) since January 1, 2013, none of the Company, its Subsidiaries or any of its and their respective directors or officers or, to the knowledge of the Company, any of its and their other employees, agents or any other Person acting on their behalf has (1) used any corporate funds of the Company or any of its Subsidiaries for any unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity; (2) made any direct or indirect unlawful payments from corporate funds to any foreign or domestic government employee or official for the purpose of influencing any act or decision of such individual or of any Governmental Authority or department, agency or instrumentality thereof; or (3) violated any provision of the FCPA, FCA or any other applicable Anti-Bribery Acts, in each case, in connection with his or her affiliation with, or the performance of his or her duties to, the Company or its Subsidiaries; (B) to the extent required by FCPA and any Anti-Bribery Acts, the Company and its Subsidiaries make and keep books, records, and accounts that accurately reflect, in all material respects, transactions and the distribution of the Company’s and the Company’s Subsidiaries’ assets and maintain a system of internal accounting controls reasonably designed to provide reasonable assurances that transactions are taken in accordance with management’s directives and properly recorded, in each case, in accordance with applicable provisions of the FCPA and any other applicable Anti-Bribery Acts; and (C) to the extent required by the FCPA and any other applicable Anti-Bribery Acts, the Company and its Subsidiaries have effective disclosure controls and procedures and internal accounting controls systems that are reasonably designed to provide reasonable assurances that violations of applicable provisions of the FCPA and/or any other applicable Anti-Bribery Acts will be detected.

(e) Other than as disclosed on Section 4.12(e) of the Company Disclosure Schedule, no Product is subject to the Federal Food, Drug and Cosmetic Act of 1938 or any similar Applicable Law.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2013, the Company has not voluntarily or involuntarily initiated, conducted or issued any recall, field correction, market withdrawal or replacement, safety alert, or other action relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, nor has the Company received any written notice that any Governmental Authority has commenced, or threatened to initiate, any Action to request the recall or enjoin the manufacture or distribution of any Product. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there are no facts which are reasonably expected to cause (i) the recall, market withdrawal or line-wide replacement of any class of Product, (ii) a change in the marketing classification or a material change in the labeling of any class of Product or (iii) a termination or suspension of the marketing of any class of Product due to clauses (i) or (ii) of the foregoing.

(g) None of the Company or any of its Subsidiaries or any of their directors or officers or, to the knowledge of the Company, their other employees is a Sanctioned Person. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company’s and its Subsidiaries’ directors or officers or, to the knowledge of the Company, their other employees are in compliance with, and have not since January 1, 2014 violated, any applicable Sanctions; (ii) there are no pending claims or, to the knowledge of the Company, claims threatened against the Company or any of its Subsidiaries with respect to any applicable Sanctions; (iii) the Company and all of its Subsidiaries have in place controls and systems reasonably designed to promote compliance with applicable Sanctions; (iv) the Company and its Subsidiaries conduct their respective businesses in compliance with applicable provisions of U.S. export control laws and regulations, including the Arms Export Control Act (22 U.S.C. 2778 et seq.), ITAR, the Export Administration Act of 1979 (50 U.S.C. app. 2401 – 2420) (“EAA”) the Export Administration Regulations (15 C.F.R. 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30), the U.S. anti-boycott laws and regulations (as set forth in the EAA amended in 1977 and 26 U.S.C. § 999) and associated executive orders related to any such Applicable Laws relating to exports to the countries where the Company and its Subsidiaries conduct business; (v) the Company and its Subsidiaries are in compliance with all Applicable Laws relating to imports, including Title 19 of the U.S. Code (“U.S.C.”) and Title 19 of the Code of Federal Regulations (“C.F.R.”); (vi) the Company is registered with the DDTC, United States Department of State, as an entity that engages in the United States in the business of manufacturing or exporting “defense articles” or furnishing “defense services” as those terms are defined in ITAR, in connection with the operation of its business; and (vii) neither the Company nor any of its Subsidiaries manufactures “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or elsewhere, as those terms are defined in 22 C.F.R. part 120, except pursuant to a valid License or other valid legal authorization and otherwise in accordance with Applicable Law.

Section 4.13 Litigation.

(a) As of the date hereof, there is no Action, including any products liability Action, pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries (or any of the Company’s or its Subsidiaries’ respective properties or assets) before (or, in the case of threatened Actions, would be before) or by any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any present Company officers or directors or to the knowledge of the Company, its other employees is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or any such present Company officers, directors or employees relating to any debarment, suspension or exclusion from any government program or Contract.

Section 4.14 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid fee simple title, free and clear of all Liens (other than Permitted Liens), to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the location of each parcel of material real property owned by the Company and its Subsidiaries (the “Owned Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has leased or otherwise granted to any Person any right to occupy or possess or otherwise encumber any material portion of the Owned Real Property, (ii) there are no pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to any of the Owned Real Property, (iii) the present use of the land, buildings, structures and improvements on the Owned Real Property, including the conduct of the business thereon, as currently conducted, are in conformity with applicable building codes, zoning, subdivision or other land use or similar laws, regulations or ordinances, and any deed restrictions, in all material respects and (iv) no condemnation, zoning or other similar proceeding is pending or threatened against any Owned Real Property.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (the “Leases”, each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, is in violation of any provision of any Lease.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete listing of Intellectual Property owned or purported to be owned by, and material individually or in the aggregate to, the Company or any of its Subsidiaries as of the date hereof that is the subject of a registration or pending application for registration with applicable Intellectual Property registration authorities in any jurisdiction in the world (collectively, “Registered Company IP”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Registered Company IP that (A) has issued has not been cancelled, expired or abandoned, is in full force and effect, and, to the knowledge of the Company, is valid and enforceable and (B) represents pending applications has not lapsed, been abandoned or forfeited;

(ii) the Registered Company IP and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Company IP”) is exclusively owned by the Company or one of its Subsidiaries, free and clear of all Liens, other than any of the Liens described in clauses (c) and (h) – (k) of the definition of Permitted Liens;

(iii) each of the Company and its Subsidiaries owns or has sufficient rights to use all Intellectual Property necessary for the conduct of its business as currently conducted and as currently contemplated to be conducted, and the consummation of the transactions contemplated by this Agreement will not alter any rights of the Company and its Subsidiaries in such Intellectual Property;

(iv) since January 1, 2014, the conduct of the business of the Company and its Subsidiaries as currently conducted, and as has been conducted, does not and has not infringed, diluted, misappropriated or otherwise violated the Intellectual Property rights of any Person, and no actions, suits or proceedings have been brought or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person alleging any such infringement, dilution, misappropriation or violation or seeking indemnification for any such action, suit or proceeding brought against a customer or other Third Party;

(v) to the knowledge of the Company, no Person is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated since January 1, 2014, any Company IP;

(vi) since January 1, 2014 no actions, suits or proceedings have been brought or, to the knowledge of the Company, threatened against any Person by the Company or any of its Subsidiaries alleging any such infringement, dilution, misappropriation or violation of any Company IP, and none of the Company IP is subject to any outstanding judgment, settlement, injunction, order, consent or decree restricting the use thereof by the Company or its Subsidiaries or otherwise affecting adversely the rights of the Company or any of its Subsidiaries with respect thereto;

(vii) except for any patent offices’ examination or prosecution actions, there is no pending or, to the knowledge of the Company, threatened, action, suit or proceeding by any other Person against the Company or its Subsidiaries (including any opposition, invalidation proceeding, nullity suit or similar procedure, or any appeal therefrom, in any jurisdiction in the world) that challenges the ownership, registrability, enforceability or validity of any Registered Company IP or any material trade secrets owned by the Company or its Subsidiaries;

(viii) the Company and its Subsidiaries have taken all reasonable measures in accordance with normal industry practice and Applicable Law, as well as its and their respective applicable internal policies and procedures, to maintain the confidentiality of all Company IP the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof, including by requiring all Persons having access thereto to execute written non-disclosure agreements, and, to the knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such Company IP;

(ix) each of the Company and its Subsidiaries has established and maintains a commercially reasonable privacy policy and has been in compliance with such policy and all Applicable Law relating to privacy, export and the collection and use of personally identifiable information gathered, used, held for use or accessed in the course of the operations of its business and, since January 1, 2014, no claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personally identifiable information or data rights;

(x) the Company and its Subsidiaries have taken all reasonable measures in accordance with normal industry practice and Applicable Law, as well as its respective applicable internal policies and procedures, to protect the security and integrity of: (A) information technology systems owned or controlled by the Company or its Subsidiaries and used in the course of the operations of its business and (B) personally identifiable information gathered, used, held for use or accessed in the course of the operations of its business;

(xi) to the knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personally identifiable information or information technology systems since January 1, 2014;

(xii) since January 1, 2014, there have been no unresolved disruptions in the Company’s or any of its Subsidiaries’ information technology systems that materially adversely affected the Company’s or such Subsidiary’s business or operations; and

(xiii) except as set forth in Section 4.15(b)(xiii) of the Company Disclosure Schedule, (A) no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP and (B) no

Governmental Authority has any right, title or interest therein or thereto, in each case on terms that would restrict the manufacture of products of the Company or any of its Subsidiaries outside of the United States.

Section 4.16 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been timely filed (taking into account extensions) in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all respects, (ii) the Company and each of its Subsidiaries have timely paid (or have had paid on their behalf) or have withheld and timely remitted to the appropriate Taxing Authority all Taxes required to have been paid or withheld and paid over to the appropriate Taxing Authority and (iii) the Company and each of its Subsidiaries have complied with all applicable information reporting requirements relating to Taxes, except in each case of clauses (i) and (ii), with respect to matters (x) contested in good faith or (y) for which adequate reserves have been established under GAAP.

(b) There are no outstanding waivers of any statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries agreed to extend the applicable period for assessment under Applicable Law with respect to any Tax Returns of the Company or its Subsidiaries.

(c) There is no claim, audit, action, suit or other similar proceeding now pending or, to the Company’s knowledge, threatened against the Company or its Subsidiaries in respect of any Tax imposed on the Company or any of its Subsidiaries (or any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member, but, in the case of such a group of which the Company or any of its Subsidiaries has been a member, only with respect to any period in which the Company or such Subsidiary was a member of such group).

(d) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(e) No claim has been made by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in accordance with GAAP in the

Company SEC Documents. The Company has made available to Parent copies of the U.S. federal income Tax Returns filed by the Company and each of its Subsidiaries for each of the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014.

(f) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax Sharing Agreement.

(g) There are no Liens for Taxes on any property of the Company or any of its Subsidiaries other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries has participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A)) in, or is currently participating in, any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, consolidated, combined, unitary or aggregate group for Tax purposes including within the meaning of Section 1504 of the Code (other than a group the common parent of which was the Company), or (ii) has any actual or potential Liability under Treasury Regulations Section 1.1502-6 (or any similar provision of any federal, state, local or non-U.S. law) or as a transferee, successor, or by contract, for any Taxes of any Person other than the Company or its Subsidiaries.

(j) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or similar state, local or non-U.S. laws) that are required to be taken into account by the Company or its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has any requests for rulings in respect of Taxes pending between the Company or any Subsidiary and any Taxing Authority.

(l) The Company is not, and has not been at any time in the preceding five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) None of the net operating loss carryovers, built-in losses, or credit carryovers of any of the Company and its Subsidiaries is currently subject to any limitation (other than any such limitation arising as a result of the consummation of the transactions contemplated hereby) under Section 382, 383 or 384 of the Code, Treasury Regulation Section 1.1502-21(c) (or any similar provision of state, local or non-U.S. law).

(n) Section 4.16(n) of the Company Disclosure Schedule sets forth the federal, state and non-U.S. net operating loss carryforwards and any other Tax assets of the Company and its Subsidiaries as of January 1, 2016.

(o) “Tax” means any tax or other like assessment or charge of any kind whatsoever (including all U.S. federal, state, local and non-U.S. income, capital gains, alternative or add-on minimum tax, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, ad valorem, property, withholding, excise, production, value added, transfer, license, estimated, occupancy, windfall profit tax, escheat tax and other taxes, duties, charges or other similar assessments), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign) or the administration of any tax law, and any liability for any of the foregoing as transferee. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, elections, disclosures, schedules, claims for refund and any other documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any attachments thereto and any amendments thereof. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing, indemnity or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary subject matter of which is not Taxes).

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan, which Section separately identifies such Company Employee Plans on a country-by-country basis. Copies of such plans and all material amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report on Form 5500, if any or most recent audited financial statements, if any.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or has any liability under Title IV of ERISA with respect to, any Company U.S. Plan subject to Title IV of ERISA.

(c) Each Company U.S. Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service. The Company has made available to Parent a copy of the most recent Internal Revenue Service determination and opinion letter with respect to each such Company U.S. Plan.

(d) Except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all statutes and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no claim (other than routine claims for benefits), action, suit or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Company Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the U.S. Department of Labor or the PBGC and (ii) with respect to each Company Employee Plan, all statutory contributions due from the Company or any of its Subsidiaries have been made and all amounts and liabilities have been properly accrued.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan that is not a Company U.S. Plan, (i) is funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such plan is intended or mandated by Applicable Law to be funded and/or book-reserved, (ii) has been registered to the extent required, and has been maintained in good standing with applicable regulatory authorities and (iii) if intended to qualify for special Tax treatment, meets all requirements for such treatment.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not cause any amounts payable under the Company Employee Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or together with any other event: (i) entitle any Key Employee to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan, in each case, with respect to any Key Employee.

Section 4.18 Labor And Employment.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no complaints, charges, lawsuits, grievances, arbitrations, investigations relating to labor and employment matters pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by or before the U.S. National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Authority, or any current union representation questions involving any Company

Employee. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no labor strike, slowdown, stoppage, picketing, hand billing, interruption of work, lockout, or, any other labor-related dispute, pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no union, works council, labor organization or group of Company Employees has made a demand for recognition or certification, sought to bargain collectively with the Company or any of its Subsidiaries, or filed a petition for recognition with any Governmental Authority or to the Company’s knowledge, represents any Company Employee or has sought to organize any Company Employee for purposes of collective bargaining, in each case with respect to the Company Employees’ employment with the Company and its Subsidiaries.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, worker classification, discrimination, sexual harassment, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not required to provide notice to or consult with, or (ii) the Company and its Subsidiaries have provided any required notice to, or engaged in any required consultation with, any labor union, works council, or other labor organization, as required by any collective bargaining agreements, works council agreements, labor union contracts, or any other labor-related agreements (each, a “Collective Bargaining Agreement”), to which any of the Company or any of its Subsidiaries are a party to or bound by, or as required by Applicable Law.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) no Environmental Claim is pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, or to the Company’s knowledge, against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed contractually or by operation of law;

(ii) the Company and each of its Subsidiaries are, and since January 1, 2013 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under Environmental Laws for their respective operations, and compliance with the terms and conditions thereof);

(iii) to the Company’s knowledge, there are no past or present conditions, including the Release or threatened Release of any Hazardous Material, that would reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries or, to the Company’s knowledge, against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed contractually or by operation of law; and

(iv) neither the Company nor any of its Subsidiaries has any unresolved obligations under the Connecticut Transfer Act or NJ ISRA in connection with any prior transaction.

Section 4.20 Material Contracts. As of the date hereof, except as filed as an exhibit with any Company SEC Document or as set forth on Section 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(a) Contract, arrangement, commitment or understanding (other than a Company Employee Plan) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC)

(b) Contract with a Third Party with respect to any partnership, joint venture, limited liability company or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company and its Subsidiaries, taken as a whole;

(c) Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of the Company and its Subsidiaries, taken as a whole;

(d) Contract (i) containing covenants of the Company or any of its Subsidiaries purporting to limit, in any material respect, any line of business, any type of product or service, and channel of distribution, or field of commercial endeavor or geographical area in which or with regard to which the Company, its Subsidiaries or, immediately after the Effective Time, Parent or any Affiliate of Parent (including the Surviving Corporation and its Subsidiaries) or (ii) which may operate or grant material exclusive rights to the counterparty thereto (including any agreement to which the Company or any of its Subsidiaries is subject that grants to any party most-favored-nation or similar rights), other than, in the case of clause (ii) Product distribution arrangements exclusive to particular Products in particular regions;

(e) Contract (i) pursuant to which the Company or any of its Subsidiaries has, or has guaranteed, any indebtedness for borrowed money in an amount in excess of $5,000,000 outstanding (other than intercompany indebtedness) or (ii) where the performance or compliance of or with such Contract is secured by a Lien (other than Permitted Liens) on assets of the Company or any of its Subsidiaries, having a value in excess of $5,000,000 outstanding (other than intercompany indebtedness);

(f) Contract to which the Company or any of its Subsidiaries is a party, under which (i) the Company or any of its Subsidiaries is granted by any Person, or any Person is granted by the Company or any of its Subsidiaries, any material license or other material right, title or interest in or to, or imposes any material restriction with respect to, Intellectual Property (excluding (A) licenses to the Company or any of its Subsidiaries for commercial off-the-shelf computer software that is generally available on nondiscriminatory pricing terms and not modified, and having a total replacement cost for use by the Company and its Subsidiaries of less than $5,000,000 in the aggregate from any given vendor and its Affiliates and (B) Contracts entered into in the ordinary course of business which include the grant of a non-exclusive license to Intellectual Property rights by the Company or any of its Subsidiaries that is incidental to the applicable Contract, taken as a whole) or (ii) to the knowledge of the Company, following the Closing and solely as a result of the consummation of the transactions contemplated by this Agreement, Parent or any of its Affiliates would be required to grant or transfer a license or other right, title or interest to Intellectual Property owned or controlled by Parent or any of its Affiliates (other than the Company or any of its Subsidiaries) to any other Person ((i) and (ii) collectively, “IP Contracts”);

(g) Contract that represents the Company’s and its Subsidiaries’ business relationship with (i) one of the largest 10 customers of the Company or its Subsidiaries when measured by aggregate revenue received by, or (ii) one of the largest 10 suppliers of the Company or its Subsidiaries when measured by aggregate payments made by, the Company or any of its Subsidiaries during the Company’s fiscal year ended December 31, 2015 (other than, in each case, any contract with Holdco or any of its Subsidiaries);

(h) Contract to which the Company or any of its Subsidiaries is a party that was entered into after November 10, 2010 for the direct or indirect acquisition or disposition by the Company or any of its Subsidiaries of properties, assets, capital stock or businesses (including by way of a put, call, right of first refusal or similar right pursuant to which the Company could be required to purchase or sell) for, in each case, aggregate consideration of more than $10,000,000, which has not yet been consummated or pursuant to which the Company or any of its Subsidiaries has continuing material contingent consideration, indemnity or “earn-out” obligations that would reasonably be expected to result in payments of more than $10,000,000, except, in each case, for acquisitions and dispositions and contingent and indemnity obligations entered into in the ordinary course of business (including acquisitions of raw materials and supplies and acquisitions and dispositions of inventory);

(i) Contract containing any standstill pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(j) Contract that prohibits the payment of dividends or other distributions in respect of the capital stock or other ownership interests of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock or other ownership interests of the Company or any wholly owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

(k) Contract that creates or grants a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title, retention or security devices) (but other than Permitted Liens) on any property or asset of the Company or its Subsidiaries with value of $5,000,000 or more;

(l) Contract pursuant to which the Company or any of its Subsidiaries has, directly or indirectly, made any loan or capital contribution to, or other investment in, any Person of more than $2,500,000 (other than the Company or any of its Subsidiaries and other than in the ordinary course of business) (each of the contracts described in the foregoing clauses (a) through (l), a “Material Contract”).

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge as of the date hereof any other party to a Material Contract, is in violation or breach of any provision of any Material Contract and (iii) no event has occurred that with notice or lapse of time or both would constitute a default or breach under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company as of the date hereof, any other party thereto. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or claim of any breach of or default under any Material Contract. Complete and correct (subject to apparent redactions) copies of each Material Contract have been delivered or made available to Parent prior to the date hereof.

Section 4.21 Finders’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in the opinion, the Merger Consideration to be received by the holders of shares of Company Stock pursuant to this Agreement is fair to such holders of shares of Company Stock from a financial point of view, a signed copy of which opinion shall be delivered to Parent solely for informational purposes promptly after the date hereof.

Section 4.23 Antitakeover Laws. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and accordingly, neither such Section 203 nor any other anti-takeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition”, “fair price”, “moratorium”, “ban on combination” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement, the Merger or any of the other transactions contemplated hereby (collectively, the “Takeover Laws”).

Section 4.24 Insurance. The Company and its Subsidiaries maintain the insurance coverage set forth on Section 4.24 of the Company Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to such Insurance Policies have been paid in accordance with the terms of such policies, (ii) neither the Company nor any of its Subsidiaries is in breach of or default under any of its Insurance Policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of such policies and (iii) other than in connection with ordinary course renewals, neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation, or non-renewal with respect to any Insurance Policy.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 4 (as modified by the Company SEC Documents and the Company Disclosure Schedule), (a) each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent or Merger Subsidiary, and (b) the Company hereby disclaims, on behalf of itself and its Subsidiaries, any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Subsidiary has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Subsidiary was incorporated solely for the purpose of consummating the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with the Enforceability Exceptions.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Subsidiary with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any applicable Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, any other applicable state or federal securities laws and the rules and regulations of any United States national securities exchange which are applicable to Parent, (iv) compliance with any applicable requirements of ITAR, including Sections 122.4 and 129.8, (v) compliance with the applicable requirements of the DPA in connection with the satisfaction of the condition set forth in Section 9.01(d), (vi) the issuance of an ad-hoc notice of the type described in Section 8.03, and (vii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, result in any violation or breach of any provision of, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled or give rise to any right of repayment or offer to be repaid (whether dependent on a change in rating or otherwise) under any provision of any Contract or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06 Finders’ Fees. Except for Rothschild GmbH, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07 Financing.

(a) Assuming satisfaction of the conditions set forth in Sections 9.01 and 9.02, and the performance by the Company of its obligations under this Agreement, Parent has or will have at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including (i) to pay the Merger

Consideration for all of the shares of Company Stock on a fully-diluted basis, (ii) to make all payments in respect of the Company Stock Options, Company RSUs and Company Performance Shares and (iii) to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement. Parent has provided the Company with a true and complete copy (subject to redactions only with respect to fees, pricing and “market-flex” information that is customarily redacted and not, for the avoidance of doubt, information relating to the amounts, availability or conditionality of, or conditions precedent to, the funding) of that certain Bridge Loan Facility Agreement, dated as of September 25, 2016, by and among Lincoln AG (“Holdco”), J.P. Morgan Europe Limited, as the administrative agent, the lenders from time to time party thereto (collectively, the “Lenders”) and the other agents and arrangers party thereto (as amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 7.06, the “Credit Agreement”).

(b) As of the date hereof, there are no side letters or other material agreements or Contracts related to the credit facility governed by the Credit Agreement which contain terms that would reasonably be expected to adversely affect the amount, availability or conditionality of, or conditions precedent to the Financing under the Credit Agreement, other than as disclosed to the Company on or prior to the date of this Agreement.

(c) As of the date hereof, the Credit Agreement is in full force and effect and is a valid and binding obligation (subject to the Enforceability Exceptions) of Holdco and, to the knowledge of Parent (after reasonable inquiry of Holdco), the Financing Sources party thereto. As of the date hereof, the Credit Agreement has not been withdrawn in writing, rescinded in writing or otherwise amended or modified in any material respect (other than customary assignments and participations of commitments). There are no conditions precedent to the drawdown by Holdco of funds under the Credit Agreement, other than the conditions precedent set forth in the Credit Agreement, and as of the date hereof, assuming satisfaction of the conditions set forth in Sections 9.01 and 9.02 and the performance by the Company of its obligations under this Agreement, Parent (after reasonable inquiry of Holdco) has no reason to believe that Parent or Holdco will not be able to satisfy any such condition.

Section 5.08 Litigation. As of the date hereof, there is no Action pending against, or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries (or any of Parent’s or its Subsidiaries respective properties or assets) before (or, in the case of threatened actions, suits or proceedings, would be before) or by any Governmental Authority, that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09 Ownership of Shares. Except as previously disclosed to the Company, neither Parent nor Merger Subsidiary or any of their Subsidiaries beneficially owns any shares of Company Stock as of the date hereof.

Section 5.10 Ownership of Merger Subsidiary. Parent owns, directly or indirectly, all of the outstanding ownership interests and securities convertible into ownership interests of Merger Subsidiary.

Section 5.11 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article 5, (a) the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary or any of their respective Subsidiaries to the Company, and (b) each of Parent and Merger Subsidiary hereby disclaims, on behalf of itself and its Subsidiaries, any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. The Company shall not, and shall cause its Subsidiaries not to, from the date hereof until the Effective Time, take any action that is intended to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; provided that this sentence shall not limit or restrict the Company from exercising any of its rights under this Agreement. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties and to keep available the services of its present officers and key employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents except, in the case of Subsidiaries of the Company for amendments that are not material;

(b) (i) split, subdivide, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of the Company’s wholly owned Subsidiaries which would not result in any Liability (Tax or otherwise) to any Third Party arising therefrom or related thereto being imposed on the Company or its Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities except pursuant to the Company Stock Plan;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any shares of Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs or Company Performance Shares that are outstanding on the date of this Agreement, or that are granted after the date of this Agreement in accordance with Section 6.01(i) of the Company Disclosure Schedule, in accordance with the terms of such Company Stock Options, Company RSUs or Company Performance Shares, or (2) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company which would not result in any Liability (Tax or otherwise) to any Third Party arising therefrom or related thereto being imposed on the Company or its Subsidiaries, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any amount of assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or pursuant to capital expenditures permitted under Section 6.01(m), (ii) acquisitions of raw materials, inventory and supplies in the ordinary course of business or (iii) with value or purchase price of less than $1,000,000, individually, or $5,000,000, in the aggregate;

(e) sell, lease or otherwise transfer any of its assets, securities, properties, interests or businesses (excluding any Intellectual Property), other than (i) pursuant to existing contracts or commitments, (ii) sales of (x) Product inventory, (y) excess raw materials or (z) obsolete or surplus equipment in the ordinary course of business or (iii) with value or purchase price of less than $1,000,000, individually, or $5,000,000, in the aggregate;

(f) (i) abandon, voluntarily permit to lapse before expiration or otherwise dispose of any Registered Company IP or any trade secret owned by the Company and its Subsidiaries, other than with respect to any immaterial Registered Company IP or immaterial trade secrets abandoned, allowed to lapse or otherwise disposed of in the ordinary course of business, or (ii) sell, transfer or license to any Third Party any Company IP that is material to the Company and its Subsidiaries, individually or in the aggregate, other than pursuant to any (A) existing IP Contracts or (B) non-exclusive licenses of Intellectual Property rights granted by the Company or any of its Subsidiaries in the ordinary course of business;

(g) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in,

any other Person (other than (i) loans or advances between and among the Company and/or any of its wholly owned Subsidiaries and (ii) capital contributions to or investments in wholly owned Subsidiaries which, in the case of clauses (i) and (ii), would not result in any Liability (Tax or otherwise) to any Third Party arising therefrom or related thereto being imposed on the Company or its Subsidiaries);

(h) (x) incur, assume, issue or otherwise agree to become liable for or repay any indebtedness for borrowed money or guarantees thereof, other than (i) up to $75,000,000 of short-term indebtedness incurred in the ordinary course of business under lines of credit existing on the date of this Agreement, (ii) any guarantee incurred in the ordinary course of business by the Company or its wholly owned Subsidiaries with respect to indebtedness for borrowed money of the Company or its wholly owned Subsidiaries that is otherwise permitted hereunder, (iii) indebtedness for borrowed money incurred between or among the Company and/or any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, in each case which would not result in any Liability (Tax or otherwise) to any Third Party arising therefrom or related thereto being imposed on the Company or its Subsidiaries or (iv) repayments in accordance with the terms of indebtedness or in the ordinary course of business consistent with past practice, (y) unless requested by Parent pursuant to Section 6.05(b), (c) or (d), acquire or redeem, offer to acquire or redeem, or exercise any right to make an offer to acquire or redeem the Company’s 5.75% Notes due July 15, 2021 (the “Existing Notes”) or (z) unless requested by Parent pursuant to Section 6.05(e), enter into any material amendment or modification to the Existing Revolving Credit Facility, Existing Term Credit Facility, Existing Notes or Existing Indenture, including any such amendment or modification that modifies or adds any premiums or penalties payable on repayment or prepayment of the indebtedness thereunder;

(i) other than as required by Applicable Law or the terms of a Company Employee Plan or Collective Bargaining Agreement, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Company Employee, (ii) establish, adopt, amend, limit, waive, release or terminate, as applicable, any Collective Bargaining Agreement, Company Employee Plan or restrictive covenant obligation (including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation), provided, that the Company may implement the Management Incentive Plan and the Sales Incentive Plan for 2017 consistent with such plans for 2016, provided, further, that such plans apply only to the period ending at the Effective Time and provide for all payments thereunder to be made only in cash, (iii) increase the compensation, bonus or other benefits payable to any Company Employee, other than increases to base salaries or wage rates in the ordinary course of business consistent with past practice not to exceed 3% in the aggregate, or (iv) grant any equity or equity-based award to any Company Employee;

(j) other than (A) in the ordinary course of business with respect to any Company Employee who is not a Key Employee or (B) any contractor or non-employee service provider in the ordinary course of business consistent with past practice, (i) hire any new employee of the Company or any Subsidiary of the Company or engage any other individual to provide services to the Company of any Subsidiary of the

Company or (ii) terminate without cause the employment of any current Company Employee or any engagement of any current contractor or service provider of the Company or any of its Subsidiaries;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) make, revoke or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement with respect to a material Tax liability or assessment, settle any Tax claim, audit or assessment with respect to any material Tax liability or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or enter into any Tax Sharing Agreement, consent to an extension or waiver of the statute of limitations period applicable to any material Tax or Tax Return;

(m) make any capital expenditures, except (A) as set forth in the capital schedule set forth in Section 6.01(m) of the Company Disclosure Schedule to the extent of the amounts set forth in such Section for each respective project (or, in the case of any project with a capital budget exceeding $2,000,000, to the extent of 110% of the amount set forth in such Section for each respective project), (B) for any sustaining capital project, provided that the aggregate total for sustaining capital projects for each business shall not exceed the amount set forth in the schedule set forth in Section 6.01(m), or (C) for any other capital expenditure projects planned after the date hereof, in the case of this clause (C) only to the extent that (i) any such project individually results in capital expenditures of less than $5,000,000 and (ii) the aggregate amount of all such capital expenditure projects do not exceed $10,000,000;

(n) other than with respect to the Actions contemplated by Section 2.04 and Section 8.07, settle or propose to settle any Action by or before a Governmental Authority if such settlement (i) involves the payment of monetary damage (net of insurance proceeds) for an amount in excess of $1,000,000 individually or $2,500,000 in the aggregate or (ii) imposes equitable relief on, or requires the admission of wrongdoing by, the Company or any of its Subsidiaries;

(o) enter into or assume any financial derivative Contract for the purpose of hedging risk, except foreign exchange hedging on customary commercial terms in amounts not to exceed $20,000,000 individually, or $50,000,000, in the aggregate, at any time;

(p) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or its operating Subsidiary;

(q) grant any Lien (other than Permitted Liens and other than in connection with the incurrence of indebtedness permitted under (h) of this Section 6.01) on assets or properties with value of $5,000,000 or more;

(r) enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof;

(s) fail to maintain existing Insurance Policies or comparable replacement policies, in each case, to the extent available for a similar cost; provided, that such cost shall be reasonable;

(t) other than in the ordinary course of business or if requested by Parent pursuant to Section 6.05, (i) materially amend or modify, extend, terminate, sublease or grant any waiver under, any Material Contract or any Lease (other than the expiration or renewal of any Material Contract or any Lease in accordance with its terms) or (ii) enter into any Contract that would constitute a Material Contract or a Lease if entered into prior to the date hereof;

(u) directly or indirectly amend, modify, extend, terminate or grant any waiver under any of the Contracts identified on Section 6.01(u) of the Company Disclosure Schedule;

(v) enter into any transactions, agreements, arrangements or understandings with any significant holder of shares of Company Stock or their respective affiliated entities (other than the Company and its Subsidiaries) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act; or

(w)       agree, resolve or commit to do any of the foregoing.

Section 6.02 Company Stockholder Meeting. The Company shall cause, in accordance with Applicable Law and its certificate of incorporation and bylaws, a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and adoption of the Merger, with the record date of the Company Stockholder Meeting to be selected after reasonable consultation with Parent. Subject to Section 6.04, the Board of Directors of the Company shall (a) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (b) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval and (c) otherwise comply in all material respects with all legal requirements applicable to such meeting. The Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting solely (i) with the consent of Parent, (ii) for the absence of a quorum (in which case the Company shall, and shall instruct its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorate number of shares of Company Stock), (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under Applicable Law or fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting or (iv) in the event that the Company initially receives an unsolicited Acquisition Proposal no earlier than ten Business Days prior to the scheduled date of the Company Stockholder Meeting, the Company’s Board of Directors determines in good faith that such Acquisition Proposal would reasonably be expected to lead to a Superior Proposal, and as a result is required by Applicable Law or fiduciary duty, provided, that with respect to items (i) through (iv) above, the Company shall use its reasonable best efforts to reconvene and hold a Company Stockholder Meeting as promptly as reasonably practicable.

Section 6.03 Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the confidentiality agreement dated April 8, 2016, between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its Subsidiaries, the Lenders and any arrangers, initial purchasers and underwriters with respect to any Financing and its and their Representatives, upon reasonable notice, reasonable access during normal business hours to the officers and Representatives, offices, properties, Contracts, books and records (including Tax Returns and other Tax records) of the Company and its Subsidiaries, (ii) furnish to Parent, its Subsidiaries and its and their Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information would violate Applicable Law (including antitrust and privacy laws) or binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts (it being understood that nothing in this Section 6.03 is intended to expand any party’s rights to access the types of information to be shared or provided pursuant to Section 8.01 beyond as provided in Section 8.01).

Section 6.04 No Solicitation; Other Offers.

(a) Subject to Section 6.04(b) and Section 6.04(c), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 10, the Company shall not, shall cause its Subsidiaries not to, shall use its reasonable best efforts to cause, and shall instruct, its and their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, and shall not authorize its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with any Third Party that may reasonably be expected to make, or has made, an Acquisition Proposal, (iii) withhold, qualify, change, fail to make (including any failure to reaffirm within five Business Days of a request from Parent following the making of a public acquisition proposal or any publicly disclosed change to the material terms thereof), withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than, to facilitate the sharing of information permitted by Section 6.04(b), an Acceptable Confidentiality Agreement) or (v) publicly propose to do any of the foregoing. The Company shall not release or waive any “standstill” provision or agreement to which it is a party; provided, that, if the Company is in compliance with this Section 6.04, the Company may release or waive any “standstill” provision or agreement to which it is a party for a Third Party who has indicated to the Company its desire to make an unsolicited non-public bona fide Acquisition Proposal to the Company that the Board of Directors of the Company reasonably believes may lead to a Superior Proposal but which Third Party is unable to do so because of such “standstill” provision or agreement, solely to the extent necessary to permit the counterparty to such “standstill” provision or agreement to make an unsolicited non-public Acquisition Proposal to the Company, if, prior to such release or waiver, the Company’s Board of Directors determines in good faith after consultation with its outside legal counsel that failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law; provided, further, that the Company shall advise Parent orally and in writing no later than 24 hours after any such release or waiver and the Company shall promptly provide such release or waiver. Subject to Section 6.04(b) and Section 6.04(c), on the date hereof, the Company shall, and shall cause any of its Subsidiaries and its and their Representatives to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. Promptly (but in any event within two Business Days) after the date hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic “data room” access previously granted to any such Person or its Representatives.

(b) Notwithstanding anything contained in Section 6.04(a) to the contrary, if at any time after the date hereof and prior to obtaining the Company Stockholder Approval, (i) the Company or any of its Subsidiaries or any of their Representatives has received a bona fide written, unsolicited Acquisition Proposal that the Board of Directors of the Company reasonably believes may lead to a Superior Proposal; (ii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law, then the Company, directly or indirectly through its Representatives, may (1) engage in negotiations or discussions with such Third Party and its Representatives or financing sources or (2) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (but in any event, within 24 hours) provide or make available to Parent any such information that is provided to any such Person which was not previously provided to or made available to Parent (including, when executed, a copy of such Acceptable Confidentiality Agreement); or (iii) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take.

(c) In addition, nothing contained herein shall prevent the Company or the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that in the case of clauses (i) and (ii) neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.04(e)), (iii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iv) contacting and engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying such Acquisition Proposal and the terms thereof.

(d) The Board of Directors of the Company shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, after the date hereof and prior to obtaining the Company Stockholder Approval, the Company shall notify Parent promptly (and, in any event, within 24 hours) after (i) receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that is considering making, or has made, an Acquisition Proposal, which notice shall include the material terms and conditions of any such Acquisition Proposal, indication or request (including if the Acquisition Proposal is in writing by providing copies of any material amendments or other material documents thereto) and (ii) any material change (including any change as to price) in a previously notified Acquisition Proposal. The Company hereby agrees that after the date hereof it shall not, and shall not permit its Subsidiaries to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 6.04(d) or complying with Section 6.04(e).

(e) Notwithstanding anything to the contrary set forth in this Agreement, but subject to compliance with clause (a) of this Section 6.04, prior to, but not after, the time the Company Stockholder Approval is obtained, the Company’s Board of Directors may make an Adverse Recommendation Change that is the result of a Superior Proposal or an Intervening Event, if the Company’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to do so would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law and, in the event of such an Adverse Recommendation Change that is a result of a Superior Proposal, the Company’s Board of Directors may also take action pursuant to Section 10.01(d)(i) of this Agreement in connection with accepting a Superior Proposal as contemplated herein; provided, that prior to any Adverse Recommendation Change or action pursuant to Section 10.01(d)(i) of this Agreement:

(i) the Company shall have provided prior written notice to Parent and Merger Subsidiary, at least four Business Days in advance of its intention to effect a Adverse Recommendation Change or to take action pursuant to Section 10.01(d)(i), which notice, if the intended Adverse Recommendation Change is not the result of a Superior Proposal, shall specify in reasonable detail the reasons for such Adverse Recommendation Change (including a reasonably detailed description of the Intervening Event) and, if concerning an intended Adverse Recommendation Change that is the result of a Superior Proposal, shall specify the identity of the party making such Superior Proposal and the material terms thereof;

(ii) after providing such notice and prior to effecting such Adverse Recommendation Change or taking such action pursuant to Section 10.01(d)(i), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Subsidiary in good faith (if and to the extent Parent and Merger Subsidiary indicate to the Company their desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Adverse Recommendation Change or take such action pursuant to Section 10.01(d)(i) in response to such a Superior Proposal; and

(iii) the Company’s Board of Directors shall have considered in good faith any changes to this Agreement offered in writing by Parent (and not revoked) during or prior to such four Business Day period and (x) if the intended Adverse Recommendation Change or the action pursuant to Section 10.01(d)(i) is the result of a Superior Proposal, shall have determined in good faith after consultation with its outside financial advisors and outside legal counsel that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect and that failure to effect a Adverse Recommendation Change or take the action pursuant to Section 10.01(d)(i) would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law, as the case may be, and (y) if the intended Adverse Recommendation Change is the result of an Intervening Event and not the result of a Superior Proposal, shall have determined in good faith after consultation with its outside financial advisor and outside legal counsel that failure to effect a Adverse Recommendation Change would reasonably be expected to violate the directors’ fiduciary duties under Applicable Law if such changes were to be given effect;

provided, that, if the intended Adverse Recommendation Change is the result of a Superior Proposal or in the case of an action pursuant to Section 10.01(d)(i), in the event of any material revision to such Superior Proposal, including any revision to price, the Company shall be required to deliver a new written notice to Parent and Merger Subsidiary and to comply with the requirements of this Section 6.04(e) with respect to such new written notice; provided that in connection with each new notice contemplated by this section, each reference to the four Business Day period in this Section 6.04(e) shall be deemed to be a three Business Day period. For the avoidance of doubt, all information provided to Parent pursuant to this Section 6.04 shall be subject to the Confidentiality Agreement. Notwithstanding anything to the contrary herein, at any time prior to the time the Company Stockholder Approval is obtained, the Company’s Board of Directors may make an Adverse Recommendation Change, otherwise in compliance with this Section 6.04(e), only in response to (A) the Company receiving an unsolicited, bona fide written Acquisition Proposal that constitutes a Superior Proposal and not involving a material and willful breach of this Section 6.04(e) of this Agreement or (B) an Intervening Event.

(f)       As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement (i) in effect on the date hereof or (ii) that contains provisions that are no less favorable in the aggregate (including non-disclosure provisions that are no less favorable in the aggregate) to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction.

(ii) “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, (A) are more favorable to the Company’s stockholders than as provided hereunder, taking into account all relevant factors (including the timing, likelihood of consummation, ability to finance, regulatory and other similarly relevant aspects of such proposal), and any adjustment or revisions made by Parent in writing (and not revoked) in response to such Acquisition Proposal, and (B) would result in the owners of the capital stock of the Company as of immediately prior to the consummation of the transaction contemplated by such Acquisition Proposal, collectively, owning less than a majority of the capital stock of the acquirer or resulting entity in such transaction immediately after such consummation.

Section 6.05 Financing Cooperation.

(a) The Company shall, shall cause its Subsidiaries to, shall use its reasonable best efforts to cause, and shall instruct, its and their respective Representatives to, and shall authorize and permit its or their Representatives to, cooperate with Parent and its Subsidiaries and its and their Representatives in connection with the arrangement, marketing or consummation of any Financing (and, with respect to clauses (i), (ii), (iii) and (iv) below, in connection with the preparation of financial and other information necessary or customary for Holdco to comply with its reporting and disclosure obligations), as and when reasonably requested by Parent (so long as such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including:

(i) furnishing Parent and its Financing Sources and their respective Representatives with the following information regarding the Company and its Subsidiaries (it being understood and agreed that such material shall be deemed furnished if it is filed by the Company with the SEC and available on the SEC’s EDGAR website):

(1) audited consolidated financial statements (including balance sheets, statements of income and cash flows, a statement of shareholders equity and related notes) for each fiscal year of the Company ended after the date hereof and prior to the Closing Date no later than the filing deadline under the 1934 Act for the Company to file with the SEC its Annual Report on Form 10-K with respect to such fiscal year (collectively with such information from the fiscal years ended December 31, 2013, 2014 and 2015, the “Audited Financial Statements”);

(2) unaudited consolidated financial statements for any interim quarterly period ending after the date hereof following the most recent fiscal year for which Audited Financial Statements have been provided pursuant to clause (1) above or otherwise filed with the SEC (including a comparison to the corresponding interim quarterly period in the prior year), prepared in accordance with GAAP and reviewed (as per “SAS 100”) no later than the filing deadline under the 1934 Act for the Company to file with the SEC its Quarterly Report on Form 10-Q with respect to such interim period (the “Unaudited Financial Statements”);

(3) to the extent reasonably requested by Parent sufficiently in advance to allow reasonable time for the preparation of such information, using reasonable best efforts to provide an unaudited reconciliation to International Financial Reporting Standards as adopted by the European Union (“IFRS”) of certain material financial information reasonably requested by Parent and contained in the Audited Financial Statements and the Unaudited Financial Statements reasonably promptly after the date by which such financial statements are required to be delivered hereunder (or, in the case of the Audited Financial Statements for the fiscal years ending on December 31, 2013, 2014 and 2015, reasonably promptly following the date hereof), in each case, to the extent required in the pro forma financial statements covered by clause (iii) below (provided, however, there shall be no obligation for the Audited Financial Statements to be audited under any standard other than “U.S. GAAS”);

(4) using reasonable best efforts to prepare and provide such information (including estimates of revenue, earnings and other financial measures) as would be reasonably required for Parent to prepare any financial projections or forecasts or estimates of revenues, earnings or other financial metrics regarding the Company and its Subsidiaries for any period, to the extent reasonably requested by Parent sufficiently in advance to allow reasonable time for the preparation of such information;

(5) items delivered pursuant to clause (1) above shall be delivered together with a report (which report shall be unqualified except for qualifications that are customary) of an independent registered public accounting firm stating that such firm has audited, such financial statements in accordance with, applicable requirements of the SEC;

(ii) to the extent reasonably requested by Parent sufficiently in advance to allow reasonable time to prepare, discussing with Parent and its Representatives during normal business hours the preparation of the financial statements and other materials described in clause (i) above and the scope and conduct of the audit or review, as applicable, and consulting with Parent and its Representatives;

(iii) to the extent reasonably requested by Parent sufficiently in advance to allow reasonable time for preparation of such information, using reasonable best efforts to provide such financial information regarding the Company and its Subsidiaries to allow Holdco to prepare pro forma financial statements of Holdco (solely with respect to information regarding the Company and its Subsidiaries) for the most recently completed full fiscal year of Holdco and the most recently completed interim periods, in each case, for which financial statements have been delivered pursuant to clauses (i)(1) and (i)(2) above, reasonably required by the Financing Sources or Applicable Law to be included in any offering or marketing documents related to the Financing or customarily included in such offering or marketing documents, prepared in accordance with IFRS;

(iv) using reasonable best efforts to furnish Parent with such other financial and other customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent sufficiently in advance as to allow a reasonable time for preparation of such information (provided, however, there shall be no obligation for the Audited Financial Statements to be audited under any standard other than “U.S. GAAS” or for the Company to prepare any reconciliation of the Audited Financial Statements to IFRS other than as contemplated by Section 6.05(a)(i)(3));

(v) making the Company’s senior officers available and requesting the Company’s independent accountants and other advisors to participate in a reasonable number (which with respect to senior officers of the Company shall consist of no more than ten meetings presentations, road shows or other sessions) of meetings (including investor and lender meetings), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, in each case, during normal business hours and to the extent requested by Parent reasonably in advance;

(vi) to the extent reasonably requested by Parent sufficiently in advance so as to allow reasonable time for preparation of such information, using reasonable best efforts to provide any other reasonably required information to Parent for the preparation by Holdco of customary offering documents, prospectuses, private placement memoranda, bank information memoranda, confirmations and undertakings, rating agency presentations and lender and investor presentations and similar documents customarily used in connection with the Financing, in each case, to the extent relating to information (financial or otherwise) regarding the Company and its Subsidiaries of the type customarily included in such materials (any such document, a “Financing Document”) and executing customary authorization letters to the extent relating to information (financial or otherwise) regarding the Company and its Subsidiaries of the type customarily included in such Financing Documents; provided, however, that nothing herein shall require the Company or its Subsidiaries to (1) register or qualify (including registering or qualifying the sale of any securities) in a jurisdiction where such entities are not already so registered or qualified or (2) disclose information publicly prior to any time that the Company and its Subsidiaries would otherwise be required to do so pursuant to the rules and regulations of the SEC unless Parent reasonably believes it is required by Applicable Law to publicly disclose such information in connection with its Financing and the Company shall so make such public disclosure promptly following reasonable advance notice to the Company by and in consultation with Parent; provided, further, there shall be no obligation for the Audited Financial Statements to be audited under any standard other than “U.S. GAAS” or for the Company to prepare any reconciliation of the Audited Financial Statements to IFRS other than as contemplated by Section 6.05(a)(i)(3);

(vii) at least five Business Days prior to the Closing Date, furnishing Parent with documents or other information reasonably requested in writing sufficiently in advance as to allow reasonable time for the preparation of such information (and in all events at least fifteen Business Days before the Closing Date) by the parties acting as lead arrangers or agents for, or lenders under, or underwriters or initial purchasers with respect to, any Financing under applicable “know your customer” and anti-money laundering rules and regulations;

(viii) to the extent reasonably requested by Parent sufficiently in advance so as to allow reasonable time for preparation, using reasonable best efforts to obtain the Company’s independent accountants’ customary comfort letters and consents (including “negative assurance comfort”) for Holdco’s use of the financial statements of the Company and its Subsidiaries in any Financing Document (including providing any necessary management representation letters); and

(ix) using reasonable best efforts to deliver, no later than the Closing Date, customary payoff letters and, if not covered by the payoff letter, instruments of discharge to be delivered at the Closing to allow for the payoff, discharge and termination in full (and, to the extent there are any letters of credit issued for the account of the Company or any of its Subsidiaries, cash collateralization or issuance of a “back to back” letter of credit in respect thereof, with such cash collateralization or “back to back” letter of credit to be provided by or on behalf of Parent) on the Closing Date of all amounts payable under and any and all Liens securing and/or guarantees in respect of:

(1) (x) unless the Revolver Amendment has been executed and delivered prior to such date, and Parent notifies the Company that it has elected not to terminate the Existing Revolving Credit Facility, that certain Senior Secured Revolving Facilities Credit Agreement, as amended and restated as of December 4, 2013 (as amended, the “Existing Revolving Credit Facility”), and (y) that certain Senior Secured Term Facility Credit Agreement, dated as of August 27, 2010, as amended by Amendment No. 1 to the Senior Secured Term Facility Credit Agreement, dated as of September 27, 2010, by Amendment No. 2 to the Senior Secured Term Facility Credit Agreement, dated as of October 30, 2013, and by Amendment No. 3 to the Senior Secured Term Facility Credit Agreement, dated as of July 25, 2016 (as amended, the “Existing Term Credit Facility”)

(2) to the extent requested by Parent sufficiently prior to the Closing Date so as to allow reasonable time to prepare, each of the Existing China Facilities;

(3) to the extent requested by Parent sufficiently prior to the Closing Date so as to allow reasonable time to prepare, that certain Promissory Note, dated March 28, 2013, made by the Company in favor of Hewlett-Packard Financial Services Company, for the original principal sum of $7,490,467.00 (“HP Note”); and

(4) to the extent requested by Parent sufficiently prior to the Closing Date so as to allow reasonable time to prepare, any other funded indebtedness of the Company and its Subsidiaries for borrowed money that is repayable by its terms upon consummation of the Merger or immediately following the Effective Time or otherwise as a result of the Merger.

The Company shall effect the payoff, discharge and termination of all obligations of the Company and its Subsidiaries in connection with the Existing Revolving Credit Facility (unless the Revolver Amendment has been executed and delivered prior to the Closing Date), the Existing Term Credit Facility and, to the extent requested by Parent, the HP Note and any other indebtedness referred to in clause (ix)(4) above (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time, and the funding required for such payoff, discharge and termination shall be the responsibility of Parent).

To the extent requested by Parent, the Company shall use reasonable best efforts to take such actions prior to the Closing to facilitate Parent’s or the Company’s payoff, discharge and termination of the Existing China Facilities at or after the Closing (it being understood that the Company shall have no obligation to pay or discharge any such indebtedness prior to the Effective Time, and the funding required for such payoff, discharge and termination shall be the responsibility of Parent).

(b) If requested in writing by Parent, the Company shall, and shall cause its Subsidiaries to, (1) issue one or more notices of optional redemption for any or all of the outstanding aggregate principal amount of any of the Existing Notes (together with all accrued and unpaid interest and applicable premiums or consent payments related to the Existing Notes) pursuant to the Indenture, dated as of June 10, 2013, among the Company, the Subsidiaries of the Company party thereto as guarantors (the “Guarantors”) and Wells Fargo Bank, National Association, as the trustee (in such capacity, the “Trustee”), as amended and restated by the First Supplemental Indenture, dated as of July 23, 2013, among the Company, the Guarantors and the Trustee (as amended and restated, the “Existing Indenture”) in order to effect a redemption no earlier than the Closing Date of the Existing Notes, pursuant to the terms of the Existing Indenture (the “Redemption”) and (2) provide any other cooperation reasonably requested by Parent (which shall not require any payment by the Company or its Subsidiaries) to facilitate the redemption of the Existing Notes no earlier than the Closing

Date (but in all events no earlier than the Effective Time). The Company shall provide Parent with a reasonable opportunity to review and comment on each of the notices and other documents contemplated by this Section 6.05(b) reasonably in advance of their delivery and, after consultation with Parent with respect to any such comments, shall accept such comments that are not unreasonable. Any such Redemption pursuant to this Section 6.05(b) shall be conditioned on the Closing having occurred (or occurring concurrently) and shall be conducted in accordance with the Existing Indenture and Applicable Law.

(c) If requested in writing by Parent, (i) the Company shall use its reasonable best efforts to take such further actions as necessary in order to satisfy and discharge the Existing Notes no earlier than the Closing Date (but in all events no earlier than the Effective Time) (the “Satisfaction and Discharge”), (ii) the Company shall deliver an officer’s certificate of the Company and use its reasonable best efforts to deliver an opinion of the Company’s counsel, in each case, in accordance with the Existing Indenture, to effect the Satisfaction and Discharge and (iii) the Company shall use its reasonable best efforts to provide any other cooperation reasonably requested by Parent (which shall not require any payment by the Company or its Subsidiaries but may include sending notices related to such Satisfaction and Discharge to the Trustee and holders of Notes) to facilitate the Satisfaction and Discharge. Upon completion of the Satisfaction and Discharge (which for the avoidance of doubt, will take place no earlier than the Closing Date), the Company shall use its reasonable best efforts to cause the Trustee to promptly deliver to the Company and Parent an acknowledgement that the Satisfaction and Discharge has been completed. The Company shall provide Parent with a reasonable opportunity to review and comment on each of the notices and other documents contemplated by this Section 6.05(c) reasonably in advance of delivery and, after consultation with Parent with respect to any such comments, shall accept such comments that are not unreasonable. Any such Satisfaction and Discharge pursuant to this Section 6.05(c) shall be conditioned on the Closing having occurred (or occurring concurrently) and shall be conducted in accordance with the Existing Indenture and Applicable Law.

(d) As soon as reasonably practicable after the receipt of any written request by Parent to do so, the Company shall use its reasonable best efforts to commence offers to purchase (including any Change of Control Offer (as defined in the Existing Indenture)), redeem or exchange, and to conduct consent solicitations related to any or all of the Existing Notes, on such terms and conditions, including pricing terms and amendments to the terms and provisions of the Existing Indenture, that are specified and requested, from time to time, by Parent and each of which shall be conditioned on, and effective only at or after, the Closing Date (but in all events no earlier than the Effective Time) (each, a “Debt Tender Offer” and collectively, the “Debt Tender Offers”); provided, however, that the Company may be required to enter into a supplemental indenture prior to the Closing that is only operative at or after the Closing. The Company shall, and shall cause its Subsidiaries to, and shall instruct its and its Subsidiaries respective Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts to provide customary information to Parent to allow Parent to prepare the required offers to purchase, consent solicitation statements, letters of transmittal, supplemental indentures and/or forms of consent and other related documentation. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Tender Offers shall be selected by Parent. The Company shall (i) waive any of the conditions to the Debt Tender Offers and make any change to the Debt Tender Offers, as may be reasonably requested by Parent (other than any condition related to the occurrence of the Closing or to require effectiveness prior to Closing) and (ii) if reasonably requested in writing by Parent, extend the offer period and consent period applicable to a Debt Tender Offer to a date selected by Parent. Parent shall provide the Company with a reasonable opportunity to review and comment on the notices and other documents delivered in connection with any Debt Tender Offer reasonably in advance of their delivery and, after consultation with the Company with respect to any such comments, accept any such comments that are not unreasonable. Without the written consent of Parent, the Company shall not waive any condition to any Debt Tender Offers or make any changes to any Debt Tender Offer (provided that the Company shall take such actions as it reasonably determines are necessary or advisable to comply with the Existing Revolving Credit Facility, the Existing Term Credit Facility, the Existing Notes and Applicable Law).

(e) If requested in writing by Parent, as soon as reasonably practicable after such request, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to assist, support and cooperate with Parent, including by making introductions, providing advice and information and, if requested by Parent, attending meetings, to allow Parent to seek an amendment to the Existing Revolving Credit Facility, on behalf of the Company (the “Revolver Amendment”), in order to obtain consent to the Merger and the other transactions hereunder and to effect amendments to the Existing Revolving Credit Facility immediately prior to, and conditional on, the Closing such that the Merger and the other transactions contemplated hereby will not constitute or result in a breach, default, event of default or other similar event or circumstance thereunder (whether as a result of a change of control or otherwise); provided, however, that the Company and its Subsidiaries that are guarantors of the Existing Revolving Credit Facility may be required to enter into such amendment prior to the Closing, it being understood that the Closing shall be a condition to the effectiveness of such amendment. The Company shall, and shall cause each of its Subsidiaries and shall instruct its and their respective Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Revolver Amendment. Parent shall draft documentation associated with the Revolver Amendment and shall provide the Company with a reasonable opportunity to review and comment on the Revolver Amendment and any documentation related thereto reasonably in advance of delivery and, after consultation with the Company with respect to any such comments, to accept any such comments that are not unreasonable.

(f) The Company hereby consents to the reasonable and customary use of its and its Subsidiaries’ trademarks, service marks and logos in connection with the Financing; provided that such trademarks, service marks and logos are used in a manner that (1) is consistent with the manner in which the Company has used its trademarks, service marks and logos in connection with past financings and (2) is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries (it being understood that any such use of such trademarks, service marks and logos shall fall within fair use principles under Applicable Law and nothing herein shall be construed as a trademark license in respect of such use).

(g) Notwithstanding anything to the contrary in this Section 6.05, until the Effective Time, neither the Company nor any of its Subsidiaries, nor any of their respective Representatives shall:

(i) unless funded in advance by Parent, be required to pay any commitment or other similar fees under the Financing, the Revolver Amendment, the Redemption or Satisfaction and Discharge or any Debt Tender Offers;

(ii) be required to enter into any definitive agreement (other than the supplemental indentures, amendments, and redemption documents described above as to be entered into prior to the Closing) or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Financing (other than the authorization letters described in clause (a)(vi) above); or

(iii) unless promptly reimbursed by Parent, be required to incur any other fees or expenses in connection with the Financing, the Revolver Amendment, the Redemption or Satisfaction and Discharge or any Debt Tender Offers.

(h) Parent shall (i) promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’, accountants, consultants, agents, investment banks and other representative’s costs and fees) incurred by the Company or any of its Subsidiaries in connection with their respective obligations pursuant to, and in accordance with, this Section 6.05, and (ii) indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against all damages, losses, liabilities or reasonable costs and reasonable expenses suffered or reasonably incurred by any of them in connection with the arrangement of the Financing, the Revolver Amendment, the Satisfaction and Discharge, any Debt Tender Offers, any information used in connection therewith (other than information provided by or on behalf of the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 6.05, except to the extent such damages, losses, costs, Liabilities or expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen out of or resulted from the material breach of this Section 6.05 by the Company or any of its Subsidiaries or willful misconduct of the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, it is understood and agreed that the Company shall promptly repay to Parent any amounts reimbursed or indemnified by Parent in favor of the Company, its Subsidiaries or their respective Representatives if it is finally determined as aforesaid that the Company would not be entitled to indemnification for such amounts pursuant to this sentence.

(i) Parent and Merger Subsidiary acknowledge and agree that neither the obtaining nor the consummation of any of the Financing, the Revolver Amendment or any Debt Tender Offer is a condition to the Closing. For the avoidance of doubt, if any of the Financing, the Revolver Amendment, the Redemption or Satisfaction and Discharge or any Debt Tender Offer has not been obtained or consummated prior to the Closing, Parent and Merger Subsidiary shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Article 9 (including Section 9.02(b) with respect to the Company not having breached or failed to perform in all material respects any of its obligations under clauses (a)-(h) of this Section 6.05), to consummate the Merger and the other transactions to occur at the Closing in accordance with this Agreement (it being understood that nothing in this Section 6.05(i) shall be construed to operate as a waiver of any breach by the Company of any of the covenants in this Section 6.05 or the conditions set forth in Section 9.02(b)).

Section 6.06 Director Resignations. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

Section 6.07 Takeover Laws. If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall use its reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.08 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of the NYSE, Euronext and SEC to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and Euronext and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.09 Certain Integration Matters. From the date hereof until the Effective Time and subject to Applicable Law, the Company shall cooperate in all reasonable respects with Parent in its planning to integrate the activities, business, operations, personnel, policies and programs of the Company and its Subsidiaries with those of Parent and its Affiliates.

ARTICLE VII

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action that is intended to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement, including the Financing; provided, that this Section 7.01 shall not limit or restrict Parent from exercising any of its rights under this Agreement.

Section 7.02 Obligations of Merger Subsidiary.

(a) Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(b) In the event that this Agreement has not been adopted by the sole stockholder of Merger Subsidiary at the execution and delivery of this Agreement, as promptly as practicable after such execution and delivery, Parent, as sole stockholder of Merger Subsidiary, shall take action by written consent to adopt this Agreement.

Section 7.03 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04 Director and Officer Liability. Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation hereby agrees to, do the following:

(a) For six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law and provided under the Company’s certificate of incorporation or bylaws in effect on the date hereof. In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Person is a party or with respect to which an Indemnified Person is otherwise involved (including as a witness), arising in whole or in part out of or pertaining in whole or in part to the fact that the Indemnified Person is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company as such for another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (x) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including such reasonable attorney’s fees and disbursements whether or not Parent elects to control the defense of any relevant Proceeding) incurred by each Indemnified Person in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including such reasonable attorney’s fees and disbursements) to be advanced within ten Business Days of receipt by Parent from the Indemnified Person of a request therefor; provided that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification and (y) Parent and the Surviving Corporation shall cooperate in the defense of any such matter. In the event any claim for indemnification is asserted or made by any Indemnified Person pursuant to this Section 7.04, any determination required to be made with respect to whether such Indemnified Person’s conduct complies with the standards under Delaware Law and other Applicable Law, the Surviving Corporation’s certificate of incorporation or bylaws shall be made by an appropriate court or tribunal (it being understood and agreed that the burden of proof shall be on Parent and the Surviving Corporation to establish that such Indemnified Person did not so comply). In the event any Proceeding is brought against any Indemnified Person and in which indemnification could be sought by such Indemnified Person under this Section 7.04, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iii) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall, and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extended reporting or discovery period for the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Corporation be required to pay with respect to such “tail” insurance of more than 300% of the aggregate annual premium most recently paid by the Company prior to the date of this Agreement, which amount is set forth in Section 7.04(d) of the Company Disclosure Schedule, (the “Maximum Amount”). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of the Maximum Amount; and provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) Notwithstanding anything herein to the contrary, if an Indemnified Person is a party to or is otherwise involved (including as a witness) in any Proceeding (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Proceeding.

(f) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

(g) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.05 Employee Matters.

(a) Parent shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, provide to each Company Employee who is employed immediately prior to the Closing and who remains in the employ of Parent, the Company or any of its Subsidiaries after the Closing (each such individual, a “Continuing Employee”) (i) for a period of 24 months following the Closing Date, a base salary or wage rate and annual target bonus opportunity that are no less favorable than the base salary or wage rate and annual target bonus opportunity pursuant to the Management Incentive Plan or Sales Incentive Plan, as applicable to which such Continuing Employee was entitled immediately prior to the Closing and (ii) for a period of 12 months following the Closing Date, with employee benefits (excluding other short term and long term cash or equity incentives) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee immediately prior to the Closing.

(b) For a period of 24 months following the Closing, Parent shall maintain the employee severance protections set forth in Section 7.05(b) of the Company Disclosure Schedule.

(c) Parent shall, and shall cause its Affiliates (including the Company and its Subsidiaries) to, use reasonable best efforts to cause any employee benefit plans established, maintained or contributed to by Parent or any of its Affiliates that cover any of the Continuing Employees following the Closing (collectively, the “Parent Plans”) to (i) recognize the pre-Closing service of participating Continuing Employees with the Company for all purposes of vesting, eligibility and benefit entitlement (other than for benefit accrual purposes under defined benefit pension plans and retiree medical plans), except to the extent such service credit would result in a duplication of benefits for the same period, (ii) waive any pre-existing condition limitations for participating Continuing Employees to the same extent waived under analogous Company Employee Plans and (iii) provide credit to each participating Continuing Employee under the applicable Parent Plan for amounts paid by the Continuing Employee prior to the Closing during the year in which the Closing occurs under any analogous Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms of such Parent Plan.

(d) Parent shall cause the Company and its Subsidiaries to continue to credit under any applicable Parent Plans each Continuing Employee for all vacation and personal holiday pay that such Continuing Employee is entitled to use but has not used as of the Closing to the extent reflected in the books and records of the Company or its Subsidiaries or otherwise disclosed to Parent.

(e) Promptly after the date of this Agreement, the Company shall take all actions necessary or required under the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”) to, (i) ensure that no offering period, except for the offering period in effect under the ESPP on the date of this Agreement and any offering period that commences prior to January 1, 2017 under the terms of the ESPP as in effect as of the date hereof, shall be authorized or commenced on or after the date of this Agreement and (ii) contingent on the Effective Time, with respect to the offering period, if any, in effect under the ESPP that is scheduled to end on or after the Closing Date, establish a date (which date shall be not later than five Business Days prior to the Closing Date) as the final purchase date under the ESPP. The Company shall cause the amount credited to each participant’s account under the ESPP on such final purchase date to be applied to purchase the number of shares of Company Stock that could be purchased with such amount on such date pursuant to the ESPP. The Company shall terminate the ESPP in its entirety effective as of the Effective Time, contingent upon the occurrence of the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, in appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 7.05(e).

(f) With respect to the performance period in effect under the Company’s Management Incentive Plan and Sales Incentive Plan as of the Closing Date, the Company shall pay to each participant in each such plan (on or as soon as practicable after the Closing Date) the pro-rata portion of the amount that would have been earned by such participant for such performance period, based on performance achieved through the Closing Date, as determined by the Company in the ordinary course of business consistent with past practice. In addition, if the Closing Date occurs after the end of a performance period under the Company’s Management Incentive Plan or Sales Incentive Plan and prior to the date on which the payments for such performance period are made under such plan, Parent shall make a payment for such performance period to each participant in such plan in an amount determined in accordance with the terms of such plan in the ordinary course of business consistent with past practice as soon as practicable following the completion of the Company’s audited consolidated financial statements for the year of such performance period based on the achievement of the applicable performance goals; provided that Parent shall not exercise any discretionary authority under such plan to reduce the amount of such payment.

(g) With respect to the calendar year in which the Closing Date occurs, the Company shall make a profit sharing contribution to the account of each participant in the Company’s Employee Savings Plan and Supplemental Savings Plan (each, a “Savings Plan”) , as applicable, in an amount equal to the pro-rata portion of the amount of the profit sharing contribution that would have been made for such participant under such Savings Plan for such year, based on performance achieved through the Closing Date, as determined by the Company. In addition, if the Closing Date occurs after the end of a calendar year and prior to the date on which profit sharing contributions for such calendar year are made to a Savings Plan, Parent shall make a profit sharing contribution to the account of each participant in such Savings Plan as soon as practicable following the completion of the Company’s audited consolidated financial statements for such calendar year in an amount determined based on the achievement of the applicable performance goals. Effective as of immediately prior to the Effective Time and contingent on the occurrence of the Closing, the Company shall terminate (or cause to be terminated) all Company Employee Plans that are intended to be qualified under Section 401(a) of the Code and include a cash or deferred arrangement (a “Company 401(k) Plan”) (unless Parent provides written notice to the Company no later than 15 Business Days prior to the Effective Time that any such Company 401(k) Plan shall not be terminated). Unless Parent provides such written notice to the Company, and in no event later than three Business Days prior to the Effective Time, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than immediately prior to the Effective Time and contingent on the Closing) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to reasonable review by Parent. In the event of such termination, Parent agrees to cause a 401(k) plan sponsored by Parent or one of its Subsidiaries to accept a “direct rollover” from such Company 401(k) Plan of the account balances (including promissory notes evidencing all outstanding loans) of all Continuing Employees if such rollover is elected in accordance with Applicable Law by a Continuing Employee. The parties shall cooperate to take whatever actions are necessary to permit each participant in the Company 401(k) Plan who has an outstanding loan balance under the Company 401(k) Plan on the date the Company 401(k) Plan is terminated to continue to make loan payments to the Company 401(k) Plan pending the distribution and rollover of his or her account, as described in the previous sentence.

(h) The Company and Parent shall, and shall cause their respective Subsidiaries to, comply with any required notice to, or engage in any required consultation with, any labor union, works council or other labor organization, pursuant to any Collective Bargaining Agreement to which any of the Company or its Subsidiaries is a party to or bound, or pursuant to Applicable Law. The parties agree to work together in good faith to consult with or obtain the consent of any labor or trade union, works council or other employee representative body as may be required to consummate the transactions contemplated hereby.

(i) Notwithstanding anything to the contrary, following the Effective Time, the terms and conditions of employment for any Continuing Employee whose employment is subject to a Collective Bargaining Agreement shall be governed by such Collective Bargaining Agreement until its expiration, modification or termination in accordance with its terms and Applicable Law.

(j) Without limiting the generality of Section 11.06(a), nothing in this Section 7.05, express or implied, (i) is intended to or shall confer upon any Person, other than the parties hereto, including any Continuing Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its subsidiaries (or, following Effective Time, the Company or any of its Subsidiaries) to employ or engage any individual, including any Continuing Employee, for any period following the Closing Date.

Section 7.06 Parent Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing at or prior to the Effective Time, in an amount sufficient, taking into account available cash and currency swap agreements (including proceeds of Financings to be received on or prior to the Closing Date) to consummate the transactions contemplated by this Agreement and for Parent to pay all fees and expenses payable by Parent and Merger Subsidiary in connection with the transactions contemplated by this Agreement.

(b) Parent and Merger Subsidiary shall give the Company prompt notice if Holdco receives written notice or other written communication from the lenders party to the Credit Agreement of any termination of the commitments under the Credit Agreement (other than with respect to any Financing or asset sales which reduce commitments under the Credit Agreement in accordance with its terms).

(c) In the event that all or any portion of the Credit Agreement becomes unavailable to consummate the Financing, other than as a result of receipt of proceeds from other Financings or asset sales (to the extent such proceeds, cash equivalents or other short term liquid investments remain on Parent’s balance sheet), (i) Parent shall promptly notify the Company, and (ii) if Parent will not otherwise have access to funds in an amount sufficient to consummate the transactions contemplated by this Agreement and for Parent to pay all fees and expenses payable by Parent and Merger Subsidiary in connection with the transactions contemplated by this Agreement, Parent and/or its Affiliates, shall use its reasonable best efforts to, as promptly as practicable but no later than prior to the End Date, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, or customary to arrange and obtain, and to negotiate and obtain definitive commitments with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”) (i) in an amount sufficient to consummate the transactions contemplated by this Agreement and for Parent to pay all fees and expenses payable by Parent and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Alternative Financing and (ii) that would not impose new or additional conditions precedent to funding such Alternative Financing that are more restrictive in any material respects than those contained in the Credit Agreement.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Regulatory and Other Undertakings.

(a)       Reasonable Best Efforts. Subject to the terms and conditions of this Agreement (including Section 8.01(g)), the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate, as soon as reasonably practicable, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 6.04.

(b)       Competition Filings and General Cooperation. In furtherance and not in limitation of the foregoing (but subject to Section 8.01(g)), each of Parent and the Company shall make required filings pursuant to applicable Competition Laws (which filings, including the exhibits thereto, need not be shared or otherwise disclosed to the other party, except to outside legal counsel of the other party and to the persons identified on Section 8.01(b) of the Company Disclosure Schedule (such persons, the “Clean Team”), to the extent reasonably necessary or advisable to help facilitate completion of filing requirements), including (i) within 15 Business Days of the date hereof, unless otherwise agreed in writing by the Company and Parent, the filing of a Notification and Report Form pursuant to the HSR Act and any required filing pursuant to the Competition Laws of the United States and (ii) as promptly as reasonably practicable after the date hereof, any required filings pursuant to the Competition Laws of Brazil, the People’s Republic of China, the European Union, India, Japan and South Korea (collectively, the “Specified Competition Laws”), in each case, with respect to the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement (including Section 8.01(g)), each of Parent and the Company shall (x) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Competition Laws and shall take all other reasonable actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any Specified Competition Laws as soon as reasonably practicable, (y) comply at the earliest reasonably practicable date with any request for additional information, documents or other materials received by such party from the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice under the HSR Act or from any other Governmental Authority under any Competition Laws in respect of any such filings or such transactions and (z) reasonably cooperate with the other party in connection with any such filings (including, if requested by the other party, to accept such reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Competition Laws.

Subject to Applicable Law relating to the exchange of information, Parent and the Company shall provide outside legal counsel for the other party and the Clean Team with a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Authority; provided, that materials may be redacted or withheld (A) as necessary to comply with contractual agreements and Applicable Law, (B) as necessary to address reasonable privilege or confidentiality concerns (it being understood that trade secrets or other confidential intellectual property shall be shared between the parties on an outside counsel only basis) and (C) to remove references concerning the valuation of the Company and its Subsidiaries (it being understood that the terms of this proviso shall in no way limit the information that would be required by this Agreement to be shared with any Governmental Authority).

(c)       Information. Subject to Applicable Law and Section 8.01(a) and Section 8.01(b), the Company and Parent each shall, upon reasonable written request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any analysis, statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement, including under the HSR Act, the Specified Competition Laws, and any applicable filings with CFIUS or any other Governmental Authority; provided, that materials may be redacted or withheld (i) as necessary to comply with contractual agreements and Applicable Law, (ii) as necessary to address reasonable privilege or confidentiality concerns (it being understood that trade secrets or other confidential intellectual property shall be shared between the parties on an outside counsel only basis) and (iii) to remove references concerning the valuation of the Company and its Subsidiaries (it being understood that the terms of this proviso shall in no way limit the information that would be required by this Agreement to be shared with any Governmental Authority).

(d)       Status. Subject to Applicable Law, to the extent reasonably practicable, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices and other written communications and summaries of material oral communications (for the avoidance of doubt, excluding those pertaining to scheduling or ministerial matters) received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Except as required by Applicable Law or by a Governmental Authority, each of the Company and Parent shall not permit, to the extent reasonably practicable, any of its officers or any other Representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; provided that, with respect to any meeting the subject matter of which is any agreement, arrangement or undertaking or understanding with any Governmental Authority with respect to the matters described in clause (g) of this Section 8.01 that relate to clearances under the HSR Act and Specified Competition Laws, Parent and its officers and Representatives may attend such meetings alone after which Parent or its counsel shall promptly report thereon to the Company and its counsel.

(e)       CFIUS Filing. In furtherance and not in limitation of Section 8.01(a) and Section 8.01(b) and subject to Section 8.01(g), Parent and the Company shall use their reasonable best efforts to cooperate to (i) promptly pre-file and subsequently file with CFIUS a joint voluntary notice regarding the Merger pursuant to the DPA (the “CFIUS Filing”) and (ii) timely respond to any questions posed by CFIUS during the pre-filing period or CFIUS’s review or investigation of the Merger. Parent and the Company shall each use reasonable best efforts to promptly provide all necessary information for the CFIUS Filing, to complete the CFIUS Filing in a timely manner and to timely respond to any requests by CFIUS for additional information, and shall each use reasonable best efforts to keep the other generally apprised of communications with, and requests for additional information from CFIUS. Subject to Applicable Law or requests of CFIUS, Parent and the Company shall provide outside legal counsel for the other party and the Clean Team with a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, the CFIUS Filing and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to CFIUS; provided, that materials may be redacted or withheld (i) as necessary to comply with contractual agreements and Applicable Law, (ii) as necessary to address reasonable privilege or confidentiality concerns (it being understood that trade secrets or other confidential intellectual property shall be shared between the parties on an outside counsel only basis) and (iii) to remove references concerning the valuation of the Company and its Subsidiaries (it being understood that the terms of this proviso shall in no way limit the information that would be required by this Agreement to be shared with CFIUS or any other Governmental Authority). Subject to Applicable Law, the reasonable requests of CFIUS and timing considerations, the Company and Parent will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Company or Parent relating to CFIUS proceedings.

(f) ITAR Filing. In furtherance and not in limitation of Section 8.01(a) and Section 8.01(b) and subject to Section 8.01(g), at the direction of Parent, the Company shall timely submit an appropriate filing with or notice (the “ITAR Filing”) to the Directorate of Defense Trade Controls (“DDTC”) of ITAR. The Company shall draft and submit the ITAR Filing, but shall permit Parent to review, prior to submission, the ITAR Filing and the Company shall consider in good faith the written comments of Parent on the ITAR Filing and all documents and submission materials relating thereto. Parent and the Company hereby agree promptly to provide and cause their respective Affiliates to provide to the other party or to the DDTC, as appropriate, all information and other assistance necessary to prepare and timely submit the ITAR Filing in accordance with this Section 8.01(f) and to respond to any questions posed by DDTC.

(g) Certain Obligations and Limitations. Subject to the terms of this Section 8.01(g), if any objections are asserted with respect to the Merger or the other transactions contemplated by this Agreement under the HSR Act or any other Specified Competition Law or any other Applicable Law, or if any Proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any Competition Law or other Applicable Law, each of Parent and the Company shall, and shall cause its Affiliates to, use their respective reasonable best efforts to resolve such objections as promptly as reasonably practicable. In furtherance of the foregoing and to procure as promptly as reasonably practicable clearance from Governmental Authorities reviewing the Merger and the other transactions contemplated by this Agreement, Parent and the Company shall, and shall cause their Subsidiaries and Affiliates to, use their respective reasonable best efforts to take all actions in connection therewith, including (i) agreeing to hold separate or to divest any of the businesses or properties or assets of Parent, the Company or any of their Affiliates, (ii) terminating any existing relationships and contractual rights and obligations; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of Parent or the Company of any of their Affiliates; (v) effectuating any other change or restructuring of Parent, the Company or any of their Affiliates, (vi) opposing, including through litigation and reasonable available avenues of appeal, (1) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (2) any request for, the entry of, and seek to have vacated or terminated, any order that would restrain, prevent or materially delay the consummation of the transactions contemplated hereby, in the case of (1) and (2) as may be required in order to resolve any objections as a Governmental Authority may have to such transactions under any Competition Law or any other Applicable Law and/or to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; and (vii) commencing any Action before any court or other applicable Governmental Authority, and pursuing all reasonable available avenues of appeal thereto, as may be required in order to (1) resolve any objections as a Governmental Authority may have to such transactions under any Competition Law or any other Applicable Law and (2) avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall require or be construed to require Parent or its Subsidiaries to commit to any undertaking, divestiture, license or hold separate or similar arrangement or conduct of business arrangement or to terminate or modify any relationships, rights or obligations or to do any other act or refrain from any act, to the extent such commitment, divestiture, license, hold separate, arrangement, termination, modification or action or refraining from action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole (it being understood that for such purpose

Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed to be the size of the Company and its Subsidiaries, taken as a whole prior to the Merger).

(h) Strategy. Parent shall have the principal but not sole responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or CFIUS clearances; provided, however, each party shall consult with the other party and consider in good faith the views of the other party in devising and implementing the strategy for obtaining and necessary antitrust, competition or CFIUS clearances and prior to entering into any agreement, arrangement, undertaking or understanding with any Governmental Authority relating to any Competition Law or the DPA; provided, further, that subject to its other undertakings in this Section 8.01, the final determination as to the appropriate course of conduct with respect to any agreement, arrangement, undertaking or understanding with any Governmental Authority with respect to the matters described in clause (g) of this Section 8.01 shall be made by Parent.

(i) Pre-Closing Actions. Nothing in this Section 8.01 shall require the Company, Parent or their respective Subsidiaries to (i) license, hold separate or divest any business or asset, (ii) terminate or modify any relationships, rights or obligations, (iii) make any joint venture (iv) create any business relationship, (v) effectuate any restructuring conduct of business agreement or other undertaking or (vi) agree to do any of the foregoing, unless in each case the effectiveness of such agreement or action is conditioned upon Closing.

(j) State Environmental Filings. To the extent that any Transaction-Triggered Environmental Requirements are triggered by the transactions contemplated hereby, the Company shall as promptly as reasonably practicable after the execution of this Agreement provide written notification to Parent of each real property or facility subject to such requirements. The Company or the relevant Subsidiary, as the case may be, shall use commercially reasonable efforts to take all necessary actions to comply with any Transaction-Triggered Environmental Requirements within the timeframes required by the applicable Environmental Law giving rise to such requirements, in each case, in all material respects.

(k) Material Contract Consents. The Company shall, if and to the extent requested by Parent, use commercially reasonable efforts to seek all necessary or appropriate consents, waivers and approvals under any Material Contracts and other Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts and other Contracts following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Company shall not, unless requested by Parent, and in no event prior to the Effective Time, be required to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any such Material Contract or other Contract. Parent and Merger Subsidiary acknowledge and agree that obtaining any consent under any Material Contract or other Contract is not a condition to the Closing.

Section 8.02 Certain Filings.

(a) The Company and Parent shall cooperate with one another (i)   in connection with the preparation of the Proxy Statement, (ii) except with respect to Taxes, in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC to the extent permitted by the SEC. The Company shall (i) use its reasonable best efforts (with the reasonable assistance of Parent) to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC or the staff of the SEC, (ii) use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as soon as reasonably practicable after the date hereof (subject to the reasonable cooperation of Parent in connection therewith) and (iii) cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

Section 8.03 Public Announcements. Except in connection with actions taken pursuant to and in accordance with Section 6.04(c) or at any time following an Adverse Recommendation Change, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other (which consent shall not be unreasonable withheld, conditioned or delayed). Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any non-public information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in the press release or public statement with respect to which the other party had been consulted and consented. Notwithstanding the foregoing, Holdco may issue an ad-hoc notice pursuant to Article 17 Para. 1 of the German MAR (Market Abuse Regulation), as amended, without consulting with, or obtaining the prior consent of, the Company; provided, however, Parent shall not, and shall cause Holdco and its other Affiliates not to, issue an ad-hoc notice if and as long as, in the judgment of Holdco, a self-exception pursuant to Art. 17 Para. 4 of the German MAR remains legally available. To the extent permitted by Applicable Law, Parent shall provide the Company written notice prior to any such issuance, which notice shall include the text of the ad-hoc notice.

Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any written notice or other written communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b) any material written notice or other material written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 8.06 Section 16 Matters. Prior to the Effective Time, the Company shall take such steps as may be reasonably required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07 Stockholder Litigation. The Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement, and unless such settlement is solely for monetary damages entirely paid for with proceeds of insurance (other than the deductible under insurance policy(ies) in effect as of the date hereof), no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or written waiver of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Authority of competent jurisdiction (i) in the United States, (ii) in any country having Competition Laws that are Specified Competition Laws or (iii) in any jurisdiction where Parent, the Company or their respective Subsidiaries conduct operations (other than de minimis operations) or make sales (other than de minimis sales), in each case preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;

(c) any applicable waiting period under the HSR Act and any other applicable Specified Competition Law shall have expired or been terminated and all required approvals under any applicable Specified Competition Law shall have been obtained;

(d) the parties shall have (i) filed the CFIUS Filing, which notice shall have been accepted by CFIUS and (ii) (A) the parties shall have received written notice from CFIUS that review under the DPA of the transactions contemplated by this Agreement has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that action under the DPA and any investigation related thereto has been concluded with respect to the transactions contemplated by this Agreement; (B) CFIUS shall have concluded that the transactions contemplated by this Agreement are not covered transactions and not subject to review under the DPA; or (C) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS Filing submitted by the parties hereto and either (1)

the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken, or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby; and

(e) following the submission of the ITAR Filing in accordance with Section 8.01(f), (i) 60 days shall have passed and DDTC shall have not taken or threatened to take enforcement action against Parent in connection with the consummation of the Merger or (ii) the DDTC shall have notified the Company or Parent that it does not intend to take enforcement action against Parent in connection with the consummation of the Merger.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of the Company set forth in each of Sections 4.01 (Corporate Existence and Power), 4.02 (Corporate Authorization), 4.05(c) (Capitalization – No Hook Stock), 4.10(iii) (Absence of Certain Changes – No Material Adverse Effect), 4.21 (Finders’ Fees) and 4.23 (Antitakeover Laws) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, (ii) the representations and warranties of the Company set forth in the first and second sentences of Section 4.05(a) and the second and third sentences of Section 4.05(b) (Capitalization) shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications and exceptions contained therein) in all respects (except for such inaccuracies that do not result in additional consideration to be payable by Parent or the Surviving Corporation pursuant to Section 2.02 or Section 2.05 in excess of a de minimis amount) as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are made as of a specific date or time, which representations and warranties shall have been so true and correct as of such date and time) and (iii) the representations and warranties of the Company set forth in this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications and exceptions contained therein) on and as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that are made as of a specific date or time, which representations and warranties shall have been true and correct as of such date and time) except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall not have breached or failed to perform in all material respects all of its obligations under this Agreement contemplated to be performed prior to the Effective Time;

(c) Since the date hereof and prior to the Closing there shall not have occurred any change, effect, event, development, occurrence, circumstance or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(d) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.

Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications and exceptions contained therein) as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of such date (except for representations and warranties that are made as of a specific date or time, which representations and warranties shall have been true and correct as of such date and time) except for any failure to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent shall not have breached or failed to perform in all material respects all of its obligations under this Agreement contemplated to be performed prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.

Section 9.04 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any conditions set forth in Section 9.01, Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 25, 2017, (provided, that, if on such date the conditions to Closing set forth in Section 9.01(b), 9.01(c), 9.01(d), or 9.01(e) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date) or waived by all parties entitled to the benefit of such conditions, then, at the written election of the Company or Parent, each in its sole discretion, such date may be extended to December 22, 2017) (such date, as it may be extended in accordance with the proviso above and subject to Section 11.03, the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party if the failure of the Merger to have been consummated on or before the applicable End Date was primarily due to the material breach of the party seeking to terminate this Agreement;

(ii) there shall be any permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and such injunction or other order shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)       by Parent, if:

(i) prior to the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (x) is incapable of being cured prior to the End Date or (y) otherwise, shall not have been cured (if curable) by the earlier of 30 calendar days after delivery of notice of such breach in writing and the End Date and, in each case, that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied; or

(iii) prior to the Company Stockholder Approval, a willful and material breach by the Company of a covenant or agreement set forth in Section 6.04(a) shall have occurred, or

(d)       by the Company, if:

(i) (1) prior to the Company Stockholder Meeting, the Board of Directors of the Company authorizes the Company to enter into a binding, definitive written acquisition agreement providing for a Superior Proposal, (2) immediately prior to or concurrently with the termination of this Agreement (and prior to the Company Stockholder Meeting), the Company enters into such binding definitive acquisition agreement with respect to a Superior Proposal and (3) the Company immediately prior to such termination pays to Parent in immediately available funds the fee required to be paid pursuant to Section 11.04(b)(i); provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(i) with respect to any Superior Proposal unless the Company has complied with each of the requirements of Section 6.04 (including Section 6.04(e)) that the Company is required to satisfy before taking action pursuant to this Section 10.01(d)(i) and has not otherwise materially and willfully breached any covenant or agreement set forth in Section 6.04; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that (x) is incapable of being cured prior to the End Date or (y) otherwise, shall not have been cured (if curable) by the earlier of 30 calendar days after delivery of notice of such breach in writing and the End Date and, in each case, that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without Liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto or to any Financing Source Related Party in their capacity as such; provided that in the event of termination of this Agreement in accordance with its terms (i) no such termination shall relieve the Company from any Liability to pay the Company Termination Fee pursuant to Section 11.04(b) if and when due in accordance with the provisions hereof to the extent such Termination Fee is not paid in full prior to termination, (ii) neither the Company nor Parent (or Merger Subsidiary) shall be relieved or released from Liability for (1) willful and material breach of this Agreement, including any willful and material breach by Parent of Section 7.06 which has the effect of causing the Financing not to be consummated, or (2) fraud, and in the case of each of (1) and (2), the party agrees that the party that so breaches or acts with fraud shall be fully liable for any and all Liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by a party or its stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which losses, to the extent proven, shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such breach or act of fraud) and (iii) no such termination shall release the Financing Source Related Parties from any Liability to Parent and its Subsidiaries, in each case, under or arising out of the Credit Agreement or any related or replacement agreement (excluding this Agreement) or any other agreement entered into with Parent or its Subsidiaries, on the one hand, and the Financing Source Related Parties, on the other hand. The provisions of this Section 10.02 and Section 6.05(h), 11.04, 11.07, 11.08 and 11.09 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

LANXESS Deutschland GmbH
Kennedyplatz 1
50569 Köln
Germany
Attention: Dr. Stephanie Cossmann
Facsimile No.: +49 221 8885 4806
E-mail:	stephanie.cossmann@lanxess.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom, LLP
Four Times Square
New York, New York 10036
Attention:	Peter Allan Atkins
Neil P. Stronski
Facsimile No.:(212) 735-2000|
E-mail:	peter.atkins@skadden.com
neil.stronski@skadden.com

if to the Company, to:

Chemtura Corporation
199 Benson Road
Middlebury, CT 06762
Attention:	Billie Flaherty, Executive Vice President,
General Counsel and Secretary
Facsimile No.: (203) 573-2208
E-mail:	billie.flaherty@chemtura.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	John A. Bick
William H. Aaronson
Facsimile No.:(212) 701-5350
(212) 701-5397
E-mail:	john.bick@davispolk.com
william.aaronson@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.04.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

(c) Notwithstanding anything in this Agreement to the contrary, this Section 11.03 and Section 10.02, 11.06(a)(v), 11.08(c), 11.09, 11.13(e) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to a Financing Source Related Party without the prior written consent of the applicable Financing Source.

Section 11.04 Expenses.

(a)       General. Except as otherwise provided herein, all costs, expenses and Taxes incurred in connection with this Agreement shall be paid by the party incurring such cost, expense or Tax.

(b)       Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $75,000,000 (the “Termination Fee”). The Termination Fee shall be payable (A) in the case of a termination by Parent, within three Business Days after such termination and (B), in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) before the Company Stockholder Approval is obtained or Section 10.01(b)(iii), (B) an Acquisition Proposal shall have been publicly disclosed or announced after the date of this Agreement and not publicly withdrawn (x) with respect to a termination pursuant to Section 10.01(b)(i), prior to such termination and (y) with respect to a termination pursuant to Section 10.01(b)(iii), at least five Business Days prior to the Company Stockholder Meeting and (C) within twelve (12) months following the date of such termination, the Company or its Subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in this clause (C), the Termination Fee.

(c) Parent and Merger Subsidiary agree that, subject to Section 10.02, upon any termination of this Agreement under circumstances where the Termination Fee is payable by the Company pursuant to this Section 11.04 and such

Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(d) The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 11.04 do not constitute a penalty; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent or Merger Subsidiary, as applicable, commences an Action that results in a judgment against the Company for the amount due pursuant to this Section 11.04, the Company shall pay to Parent and Merger Subsidiary its costs and expenses (including reasonable attorneys’ fees) in connection with such Action, together with interest on the amount of such amount or portion thereof at the latest U.S. prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 11.05 Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in either the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect, as applicable.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.04 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the holders of shares of Company Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at and after the Effective Time, the rights of the holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.04, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (iv) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Subsidiary’s breach of this Agreement; provided, however, that the rights granted to the holders of Common Stock pursuant to the foregoing clause (iv) of this Section 11.06(a) shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion and (v) the Financing Source Related Parties (who shall be third party beneficiaries of, and entitled to enforce, this Section 11.06(a)(v) and Section 10.02, 11.03(c), 11.08(c), 11.09 and 11.13(e)). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent (in the case of Merger Subsidiary) or to any direct or indirect wholly owned subsidiary of Parent (in the case of Parent or Merger Subsidiary); provided, that no such assignment shall relieve Parent or Merger Subsidiary of any liability; provided, further, that, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), no such assignment shall be made to the extent the assignment would be reasonably likely to give rise to additional withholding Tax obligations with respect to any payments made under this Agreement.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules, whether of the state of Delaware or any other jurisdiction.

Section 11.08 Jurisdiction.

(a) The parties hereto agree that they shall bring any Action, proceeding or claim based upon, arising out of or otherwise relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment in any Action, proceeding or claim based upon, arising out of or otherwise relating to this

Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) exclusively in the Delaware Chancery Court or, if such court shall not have subject matter jurisdiction, the United States District Court for the District of Delaware (and any of the appropriate respective appellate courts therefrom), and each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and the appropriate respective appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to (i) the laying of the venue of any such suit, Action or proceeding in any such court; (ii) any claim that this Agreement, or the subject matter hereof, may not be enforced in or by any such court; and (iii) any claim that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action, proceeding or claim may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) EACH OF PARENT, MERGER SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES CORPORATION SERVICE COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 2711 CENTERVILLE ROAD, SUITE 400, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19808 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION, PROCEEDING OR CLAIM BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW OR SECTION 11.08(a). EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

(c) THE COMPANY AGREES THAT IT WILL NOT (AND WILL CAUSE ITS AFFILIATES NOT TO) BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCE

RELATED PARTIES IN ANY WAY BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY FORUM OTHER THAN THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN (AND APPELLATE COURTS THEREOF).

Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCE RELATED PARTIES BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by all of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the joint defense agreement, dated as of June 27, 2016, among Parent, the Company, Skadden, Arps, Slate, Meagher & Flom LLP and Davis Polk & Wardwell LLP constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, that the parties agree that Section 11 of the Confidentiality Agreement is hereby terminated effective immediately, and for so long as this Agreement is in effect.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance.

(a) Except as otherwise provided in this Agreement, the parties agree that any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto further agree that (i) by seeking the remedies provided for in Section 11.13(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that the remedies provided for in Section 11.13(c) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under Section 11.13(c) prior or as a condition to exercising any termination right under Article 10 (and/or receipt of any amounts due pursuant to Section 11.04, nor shall the commencement of any legal action or legal proceeding pursuant to Section 11.13(c) or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 10.

(c) The parties hereto agree that (i) irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof or was otherwise breached, including if the Merger were not consummated and the Company’s stockholders and holders of Company Stock Options, Company RSUs and Company Performance Shares did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement and (ii) the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches by any party hereto of this Agreement and to enforce specifically the performance of the terms and provisions hereof, including the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the rights of Company’s stockholders and the holders of Company Stock Options, Company RSUs and Company Performance Shares to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement, in the United States District Court for the

District of Delaware or any Delaware state court. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other party hereto, including with respect to the parties’ obligation to consummate the Merger and Parent’s obligation to pay, and the rights of Company’s stockholders and the holders of Company Stock Options, Company RSUs and Company Performance Shares to receive, the aggregate Merger Consideration pursuant to the Merger, subject in each case to the terms and conditions of this Agreement, and to further waive any requirement for the securing or posting of any bond or proof of actual damages in connection with any such remedy.

(d) If, prior to the End Date, there is a pending Action that has been brought by a party hereto seeking the remedies provided for in this Section 11.13, then, without further action, the End Date shall automatically be extended until (a) the date that is five Business Days after the dismissal, settlement or entry of a final order with respect to such Action or (b) such other time period established by the court presiding over any such Action.

(e) Notwithstanding anything to the contrary in this Agreement, the Financing Source Related Parties (in their capacity as such) shall not have any Liability to the Company or any of its equity holders, Representatives or Affiliates (in each case, with respect to such equity holders, Representatives or Affiliates, prior to the Closing of the Merger) relating to or arising out of this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and the Company and its equity holders, Representatives and Affiliates (in each case, with respect to such equity holders, Representatives or Affiliates, prior to the Closing of the Merger) shall not have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Financing Source Related Party (in its capacity as such) under this Agreement or the Financing, whether at law or equity, in contract or in tort or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

CHEMTURA CORPORATION
By:	/s/ Craig Rogerson
Name: Craig Rogerson
Title: President & CEO

LANXESS DEUTSCHLAND GMBH
By:	/s/ Matthias Zachert
Name: Matthias Zachert
Title: CEO

By:	/s/ Michael Pontzen
Name: Michael Pontzen
Title: CFO

LANXESS ADDITIVES INC.
By:	/s/ Lee Sjoberg
Name: Lee Sjoberg
Title: Secretary